     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 17, 1998


                                                      REGISTRATION NO. 333-51683

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                   FORM SB-2

                             REGISTRATION STATEMENT
                                     UNDER

                           THE SECURITIES ACT OF 1933


                               (AMENDMENT NO. 1)

                                ----------------

                        WORLD HOUSE ENTERTAINMENT, INC.

                 (Name of Small Business Issuer in Its Charter)

            NEVADA                           7389                  87-0567884
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

          2831 DOGWOOD PLACE                       2831 DOGWOOD PLACE
      NASHVILLE, TENNESSEE 37204                NASHVILLE, TENNESEE 37204
            (615) 269-8682               (Address of Principal Place of Business
   (Address and Telephone Number of                        or
     Principal Executive Offices)         Intended Principal Place of Business)

                              ELIZABETH ANN PETERS
                                   PRESIDENT
                        WORLD HOUSE ENTERTAINMENT, INC.
                               2831 DOGWOOD PLACE
                           NASHVILLE, TENNESSEE 37204
                                 (615) 269-8682

           (Name, Address and Telephone Number of Agent for Service)
                           --------------------------

      THE COMMISSION IS REQUESTED TO SEND COPIES OF ALL COMMUNICATIONS TO:

                             GARY L. HOFFMAN, ESQ.
                          ERICKSON & SEDERSTROM, P.C.
                          10330 REGENCY PARKWAY DRIVE
                             OMAHA, NEBRASKA 68114
                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this registration statement.
                           --------------------------

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                             DOLLAR         PROPOSED MAXIMUM    PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF              AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
     SECURITIES TO BE REGISTERED         BE REGISTERED         PER SHARE        OFFERING PRICE]     REGISTRATION FEE
Common Stock, par value $0.001 per
  share..............................       $200,000             $2.50              $200,000             $59.00

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), SHALL DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        WORLD HOUSE ENTERTAINMENT, INC.
                             CROSS REFERENCE SHEET
            BETWEEN ITEMS IN PART I OF FORM SB-2 AND THE PROSPECTUS


ITEM NO.                                                                         LOCATION IN PROSPECTUS
----------------------------------------------------------------  -----------------------------------------------------
       1.  Front of Registration Statement and Outside Front
             Cover of Prospectus................................  Facing Page; Cross Reference Sheet; Outside Front
                                                                    Cover Page

       2.  Inside Front and Outside Back Cover Pages of
             Prospectus.........................................  Inside Front and Outside Back Cover Pages

       3.  Summary Information and Risk Factors.................  Facing Page; Prospectus Summary; Risk Factors

       4.  Use of Proceeds......................................  Prospectus Summary; Use of Proceeds

       5.  Determination of Offering Price......................  Risk Factors; Terms of the Offering

       6.  Dilution.............................................  Risk Factors; Dilution

       7.  Selling Security Holders.............................  *

       8.  Plan of Distribution.................................  Terms of the Offering

       9.  Legal Proceedings....................................  Business

      10.  Directors, Executive Officers, Promoters and Control
             Persons............................................  Management

      11.  Security Ownership of Certain Beneficial Owners and
             Management.........................................  Security Ownership of Certain Beneficial Owners and
                                                                    Management

      12.  Description of Securities............................  Description of Capital Stock; Dividend Policy

      13.  Interest of Named Experts and Counsel................  Interest of Named Experts and Counsel

      14.  Disclosure of Commission Position on Indemnification
             for Securities Act Liabilities.....................  Description of Capital Stock

      15.  Organization within Last Five Years..................  Business

      16.  Description of Business..............................  Business

      17.  Management's Discussion and Analysis or Plan of
             Operation..........................................  Management's Plan of Operation

      18.  Description of Property..............................  Business

      19.  Certain Relationships and Related Transactions.......  Certain Relationships and Related Transactions

      20.  Market for Common Equity and Related Shareholder
             Matters............................................  Risk Factors; Shares Eligible for Future Sale

      21.  Executive Compensation...............................  Management

      22.  Financial Statements.................................  Financial Statements

      23.  Changes in and Disagreements with Accountants on
             Accounting and Financial Disclosure................  *


------------------------

*   Omitted because answer is negative or item is not applicable.

                                 80,000 SHARES

                        WORLD HOUSE ENTERTAINMENT, INC.

                                  COMMON STOCK

                          (PAR VALUE $0.001 PER SHARE)


    World House Entertainment, Inc. (the "Company") is offering (the "Offering") hereby 80,000 shares of its common stock (the "Common Stock"). Prior to the Offering, there has been no public market for the Common Stock. For factors to be considered in determining the initial public offering price, see "TERMS OF THE OFFERING." The Offering is being made on a "direct participation" basis by the Company.


    Upon completion of the Offering, the present directors, executive officers and principal shareholders of the Company will beneficially own approximately 90% of the outstanding Common Stock. See "RISK FACTORS--Control by Existing Shareholders."

    THESE ARE SPECULATIVE SECURITIES. THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 4 HEREOF.
                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

                                                       INITIAL PUBLIC       UNDERWRITING        PROCEEDS TO
                                                       OFFERING PRICE       DISCOUNT(1)          COMPANY(2)
Per Share..........................................        $2.50               $0.00               $2.50
Total..............................................     $200,000.00            $0.00            $200,000.00


(1) The Common Stock is being offered on a "direct participation" basis by the Company. No sales commission will be paid for Common Stock sold by the Company. The Company reserves the right to withdraw, cancel or reject an
    offer in whole or in part. The Offering will terminate on or before       ,
    1998. In the Company's sole discretion, the Offering may be extended from time to time, but in no event later than one (1) year from the date of this Prospectus. There is no minimum offering amount and no escrow account. Proceeds of this Offering are to be deposited directly into the operating account of the Company. See "TERMS OF THE OFFERING--Plan of Distribution and Offering Period."


(2) Before deducting estimated expenses of $23,559 payable by the Company.
                            ------------------------

             THE DATE OF THIS PROSPECTUS IS                 , 1998.

                             AVAILABLE INFORMATION



    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (the "Registration Statement") on Form SB-2 under the Securities Act of 1933 with respect to the Offering. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Company will be subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), but is currently not a reporting company. The reports and other information filed by the Company may be inspected and copied at prescribed rates at the public reference facilities of the Commission in Washington, D.C. Copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C., 20549, at the Commission's New York Regional Office located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at its Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Descriptions contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete and each such description is qualified by reference to such contract or document. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission (including the Company). The address of this Web site is http://www.sec.gov.


    The Company intends to furnish to its shareholders, after the close of each fiscal year, an annual report relating to the operations of the Company and containing audited financial statements examined and reported upon by an independent certified public accountants. In addition, the Company may furnish to shareholders such other reports as may be authorized, from time to time, by the Board of Directors. The Company's year end is December 31.

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY INFORMATION IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS. EACH PROSPECTIVE INVESTOR IS URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY. UNLESS OTHERWISE INDICATED, ALL REFERENCES TO THE COMPANY INCLUDE SONGS FOR THE PLANET, INC. ("SONGS FOR THE PLANET"), WHICH IS A WHOLLY-OWNED SUBSIDIARY OF THE COMPANY.

                                  THE COMPANY

    The Company was incorporated in the State of Nevada on December 5, 1996, under the name "Sportsfair Television, Inc." The Company's name was subsequently changed to "World House Entertainment, Inc." On December 31, 1997, the Company acquired all of the issued and outstanding capital stock of Songs for the Planet, as a result of which Songs for the Planet became its wholly-owned subsidiary. Prior to this acquisition, the Company was not engaged in any business activities.


    The Company is a development stage entertainment company with a limited operating history, Songs for the Planet having commenced operations in August, 1997. The Company primarily provides copyright administration services to music publishers, including (a) the registration of copyrights with the United States Copyright Office, (b) the preparation of assignments of copyrights, (c) the negotiation, preparation and execution of mechanical licenses, synchronization licenses and other rights agreements respecting musical compositions, and (d) the collection of royalties pertaining to the use of such compositions. The Company anticipates that it will also provide similar services to producers of recorded music products, including the obtaining of mechanical licenses and synchronization licenses for the use of musical compositions and the computation and payment of royalties. Incidental to these services, the Company operates studio facilities for the preparation of demonstration and master recordings.


    With respect to copyright administration services provided music publishers, the Company's revenues will be derived from commissions for its services based upon a percentage of the gross income received by the Company on behalf of its clients after deducting certain costs and fees. With respect to copyright administration services provided recorded music producers, the Company will be compensated at a negotiated hourly rate. Additional revenues are expected to be obtained from the use of the Company's studio facilities by third parties.

    The Company's principal executive offices are located at 2831 Dogwood Place, Nashville, Tennessee 37204. Its telephone number is (615) 269-8682.

                                  THE OFFERING


Common Stock Offering in the
  Offering........................  80,000 shares

Common Stock Outstanding after the
  Offering........................  780,000 shares

Use of Proceeds...................  After deducting expenses associated with this Offering, the net proceeds of the Offering will be approximately
                                    $176,000. Of such proceeds, the Company estimates that
                                    approximately $141,250 will be used to repay certain
                                    loans made to the Company by some of its principal
                                    shareholders (or affiliates thereof). See "USE OF
                                    PROCEEDS" and "CERTAIN RELATIONSHIPS AND RELATED
                                    TRANSACTIONS."

                                  RISK FACTORS

    IN ADDITION TO OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CAREFULLY CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE COMMON STOCK OFFERED BY THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS IN THE FUTURE COULD DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED OR IMPLIED IN SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IMMEDIATELY BELOW, IN THE SECTIONS CAPTIONED "MANAGEMENT'S PLAN OF OPERATION" AND "BUSINESS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.


ABSENCE OF OPERATING HISTORY; GOING CONCERN QUALIFICATIONS



    The Company is a newly formed venture without significant assets. The Company's success will depend in part on its ability to deal with the problems, expenses, and delays frequently associated with establishing a new business venture. The Company has derived no significant revenue from operations to date. As of May 31, 1998, the Company has an accumulated deficit of $169,942 and has generated a loss from operations since inception in the amount of $159,726. Future losses are likely before the Company's operations will become profitable. There is no assurance that the Company's operations will prove profitable. The financial statements accompanying this Prospectus have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has borrowed funds in the aggregate principal amount of $141,250 from some of its principal shareholders (or affiliates thereof), payable on demand of each of the lenders. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS." If payment of these loans is demanded prior to completion of the Offering or in the event the Offering is terminated without having sold all of the shares of Common Stock offered hereby, the Company's ability to continue as an ongoing concern could be greatly affected. See "RISK FACTORS--Risks Associated with Selling Less than All of the Offered Shares of Common Stock and with the Plan of Distribution."



RISKS ASSOCIATED WITH SELLING LESS THAN ALL OF THE OFFERED SHARES OF COMMON
  STOCK AND WITH THE PLAN OF DISTRIBUTION



    The Company is offering hereby 80,000 shares of Common Stock at $2.50 per share on a "direct participation" basis. There are no assurances that all of the shares of Common Stock offered hereby will be sold. A majority of the proceeds of the Offering will be used to repay certain loans made to the Company by its principal shareholders (or affiliates thereof), each of which is payable upon demand of the lender. See "USE OF PROCEEDS" and "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS." The Company currently has no means by which to repay these loans prior to completion of this Offering. Because all of the shares of Common Stock offered hereby may not be sold, there is the risk that a substantial portion of these loans will remain outstanding following the termination of the Offering. In such event, the Company may be compelled to seek alternative sources of financing, including funding from commercial lenders or other sources to refinance these loans. There are no assurances that such alternative sources of financing will be available under commercially reasonable terms. To the extent possible, the Company intends to repay the foregoing loans on a pro rata basis if less than all of the shares of Common Stock offered hereby are sold. If payment of these loans is demanded prior to completion of the Offering or in the event the Offering is terminated without having sold all of the shares of Common Stock offered hereby, the Company's ability to continue as an ongoing concern could be greatly affected.



    There is no minimum number of shares of Common Stock which may be sold hereunder and there is no escrow account in which the proceeds of this Offering will be deposited. All proceeds of this Offering will be deposited directly into the Company's operating account and will be immediately commingled with other funds of the Company. See "TERMS OF THE OFFERING." If less than all the shares of Common Stock offered hereby are sold resulting in the Company's inability to continue as an ongoing concern, an investor may sustain a loss of his or her entire investment. An investment in the Company is therefore immediately at risk.


CERTAIN RISKS INHERENT IN THE RECORDED MUSIC INDUSTRY

    By providing services relating to the recorded music business, the Company will be subject to all the risks of establishing a new business including the possibility of losses. The recorded music industry contains certain particular risks. Each musical composition is an individual artistic work, and its commercial success is primarily determined by consumer taste, which is unpredictable and constantly changing. There can be no assurance as to the financial success of any particular musical composition which is under the administration of the Company. Moreover, owing to this uncertainty, there may be significant fluctuations in quarterly results over which the Company has no control.

RISKS ASSOCIATED WITH CLIENT DEVELOPMENT


    Currently, the Company has entered into copyright administration services agreements with only five clients (four of which are owned and controlled by, or affiliated with, Benjamin Justin Peters, the Company's Chairman of the Board and Secretary). See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS." There can be no assurance that the Company will be able to attract clients, or, if the Company is able to attract clients, that the Company will be able to derive significant revenue from the musical catalog of its clients. Moreover, because of the highly personal and creative nature of a particular composer's contractual obligations to a client of the Company, there can be no assurances that an unwilling artist will perform his or her contractual obligations with that client, which in turn will materially effect the ability of the Company to derive revenues pertaining to that artist's future musical compositions.


COMPETITION

    The Company will be competing with numerous other businesses and individuals which provide similar services. These other businesses, including, with respect to copyright administration services to music publishers, the Harry Fox Agency, have greater financial resources, and in many instances have longer operating histories than the Company. Many recorded music companies, including major companies such as Warner Brothers Records, have their own facilities for obtaining licenses, paying royalties and related activities. See "BUSINESS--Competition."

RISKS ATTENDANT WITH COPYRIGHT INFRINGEMENT

    Infringement of the copyrights managed by the Company may occur in the form of unauthorized reproduction and sale of recordings of musical compositions in its clients' catalogs. Such infringements may be difficult to detect and, even if detected, the Company may be unable to collect royalties due its clients under applicable law. While the Company's primary business includes the detection of infringements and the collection of copyright royalties, it is impossible to estimate the potential loss in revenues that may occur as a result of such infringements.

DEPENDENCE ON KEY PERSONNEL


    The Company is highly dependent on the abilities and continued service of its management, Elizabeth Ann Peters and Benjamin Justin Peters. There are no employment agreements with either Elizabeth Ann Peters or Benjamin Justin Peters. The loss of the services of any of these individuals could have a materially adverse effect on the Company. There can be no assurance that the Company will be successful in attracting and retaining the personnel necessary to develop the Company's services and to continue to grow and operate profitably. The Company does not have in place "key man" life insurance policies covering the lives of any of these individuals. See "MANAGEMENT."

CONTROL BY EXISTING SHAREHOLDERS

    Upon completion of the Offering, the Company's directors, officers and principal shareholders will, in the aggregate, beneficially own approximately 90% of the outstanding shares of Common Stock. As a result, these persons would be able to elect a majority of the Board of Directors and to control the outcome of virtually all other matters requiring shareholder approval. Such voting concentration may have the effect of delaying or preventing a change in control of the Company. See "DESCRIPTION OF CAPITAL STOCK", "MANAGEMENT" and "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

NO PRIOR PUBLIC MARKET AND POSSIBLE VOLATILITY OF PRICE

    Prior to the Offering, there has been no public market for the Common Stock and there can be no assurance that an active public market for the Common Stock will develop or be sustained. The Company does not intend to list the Common Stock on any national securities exchange nor to apply for quotation on either the Nasdaq Stock Market or the Nasdaq Small Cap Stock Market. Trading, of any, in the Common Stock may be conducted in the over-the-counter (the "OTC") market in the so-called "pink sheets" or the "OTC Bulletin Board" service. As a result, an investor would likely find it difficult to dispose of or to obtain accurate quotations as to the value of the Common Stock offered hereby.


    The Common Stock will be subject to Rule 15q-9 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which imposes additional sales practice requirements upon brokers-dealers which sell "penny stocks" to persons other than established customers and institutional accredited investors. For transactions under this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. The Securities and Exchange Commission (the "Commission") defines a "penny stock" to be any non-Nasdaq Stock Market equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction by broker-dealers involving a penny stock, unless exempt, the rules of the Commission require delivery, prior to a transaction in penny stock, of a risk disclosure document relating to the penny stock market, together with other requirements and restrictions. The market liquidity of the Company's securities could be severely adversely affected.


    In addition, the National Association of Securities Dealers, Inc. (the "NASD") has submitted to the Commission for approval a series of proposed changes pertaining to the OTC Bulletin Board and the OTC market. Generally stated, these changes would:

        (i) allow only those companies that report their current financial information to the Commission, banking, or insurance regulators to be quoted on the OTC Bulletin Board;

        (ii) require brokers, before they recommend a transaction involving an OTC security, to review current financial statements on the company they are recommending; and,

       (iii) prior to the initial purchase of an OTC security, require that every investor receive a standard disclosure statement (prepared by the NASD) emphasizing the differences between OTC securities and other market-listed securities.

The NASD is also considering the adoption of additional changes, such as seeking the authority for the NASD to halt trading of securities on the OTC Bulletin Board under certain circumstances. The Company can make no predictions as to the likelihood of these proposed changes being approved by the Commission in their current form nor as to the adoption of any additional changes by the NASD.

    Even if such a public market were to develop, the vagaries of the stock market are such that there may be significant price and volume fluctuations that may or may not be related to the operating performance of the Company.

DILUTION

    The initial public offering price of the Common Stock offered hereby is substantially higher than the net book value of the currently outstanding Common Stock. Therefore, purchasers of the Common Stock offered hereby will experience immediate and substantial dilution in the net tangible book value of the Common Stock in the amount of $2.33 per share. Existing shareholders paid an average of $.01 per share of Common Stock. See "DILUTION."

DIVIDEND POLICY

    The Company has never declared or paid a cash dividend on its Common Stock and does not expect to pay dividends in the foreseeable future. See "DESCRIPTION OF CAPITAL STOCK--Dividend Policy."

CERTAIN ANTI-TAKEOVER CONSIDERATIONS

    Certain provisions of the Company's Articles of Incorporation and Bylaws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. Certain of these provisions allow the Company to issue Preferred Stock with rights senior to those of the Common Stock without any further vote or action by the shareholders, eliminate the right of shareholders to act by written consent and impose various procedural and other requirements that could make it more difficult for shareholders to affect certain corporate actions. These provisions could also have the effect of delaying or preventing a change in control of the Company. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock. See "DESCRIPTION OF CAPITAL STOCK--Preferred Stock."

RISKS OF LIMITATION OF LIABILITY

    The Company has included in its Articles of Incorporation provisions to indemnify its directors and officers to the extent permitted by Nevada law. The Company's Articles of Incorporation also include provisions to eliminate the personal liability of its directors and officers to the Company and its shareholders to the fullest extent permitted by Nevada law. See "DESCRIPTION OF CAPITAL STOCK."

RISK OF SALES OF SHARES ELIGIBLE FOR FUTURE SALE

    The sale of a substantial number of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. In addition, any such sale or perception could make it more difficult for the Company to sell equity securities or equity related securities in the future at a time and price that the Company deems appropriate. Upon consummation of this Offering, the Company will have a total of 780,000 shares of Common Stock outstanding, of which 80,000 shares of Common Stock offered hereby will be eligible for immediate sale in the public market without restrictions, unless they are held by "affiliates" of the Company within the meaning of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), and of which 700,000 shares will be "restricted" securities within the meaning of Rule 144. No prediction can be made as to the effect, if any, that future sales of Common Stock, or the availability of shares for future sales, will have on the market price of the Common Stock from time to time or the Company's ability to raise capital through an offering of its equity securities. See "SHARES ELIGIBLE FOR FUTURE SALE."

                                USE OF PROCEEDS


    The following table sets forth the intended use of the proceeds of his Offering, assuming the sale of all 80,000 shares of Common Stock offered hereby at an initial offering price of $2.50 per share.



                                                                                 PERCENTAGE OF
                                                                                     TOTAL
DESCRIPTION                                                            AMOUNT      OFFERING
-------------------------------------------------------------------  ----------  -------------
Repayment of debt to certain related and other persons(1)..........  $  155,000        77.50%
Expenses of offering(2)............................................      23,559        11.78%
Working capital and general corporate purposes(3)..................      21,441        10.72%
                                                                     ----------       ------
      Total........................................................  $  200,000       100.00%
                                                                     ----------       ------
                                                                     ----------       ------


------------------------


(1) The lenders are Owen & Associates, Inc. Profit Sharing Plan ($43,750), Peterson & Sons Holding Company ($37,500), Dassity, Inc. ($37,500), and Owen Enterprises, L.L.C. ($17,500), and Owen & Associates IBG, LLC ($5,000) each of whom is a principal shareholder of the Company (or is an affiliate of a principal shareholder of the Company). The Company has also borrowed $13,750 from R-Odyssey Ventures, Inc., an unrelated party based in Mapleton, Utah. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" and "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS." Each loan is payable upon demand of the lender and bears interest at a rate of 10% per annum.



(2) The expenses of the offering are estimated to be $23,559, which include filing fees, transfer agent fees and expenses, legal fees and expenses, accounting fees and expenses, printing and engraving expenses.



(3) Working capital and general corporate expenditures include salaries and fringe benefits, office supplies, business-related travel and entertainment expenses, telephone services, and postage.


                                DIVIDEND POLICY

    The Company currently intends to retain earnings to finance the growth and development of its business and for working capital and general corporate purposes, and does not anticipate paying cash dividends on the Common Stock for the foreseeable future. Any payment of dividends will be at the discretion of the Board of Directors and will depend upon earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to payment of dividends and other factors. See "MANAGEMENT'S PLAN OF OPERATION."

                                    DILUTION


    The pro forma net tangible book value deficiency of the Company as of May 31, 1998 was approximately $(147,942), or $(0.21) per share of Common Stock. Pro forma net tangible book value per share is equal to the Company's total tangible assets less its total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the sale of 80,000 shares offered hereby at an assumed initial public offering price of $2.50 per share and the application of the net proceeds therefrom, the pro forma net tangible book value of the Company at May 31, 1998 would have been $28,499, or $0.04 per share. This represents an immediate increase in such pro forma net tangible book value of $0.25 per share to existing shareholders and an immediate dilution of $2.46 per share to new investors purchasing shares at the initial public offering price, as illustrated in the following table:



Assumed initial public offering price per share...................          $ 2.50
Pro forma net tangible book value per share as of May 31, 1998....  $(0.21)
Increase per share attributable to new investors..................  $ 0.25
Pro forma net tangible book value per share as of May 31, 1998, after this Offering.............................................  $ 0.04
Dilution per share to new investors...............................          $ 2.46
                                                                            ------
                                                                            ------



    The following table summarizes, on a pro forma basis as of May 31, 1998, the number of shares purchased from the Company, the total cash consideration paid and the average cash price per share paid by the existing shareholders and the new investors (before deducting the estimated offering expenses to be paid by the Company):


                                                                 SHARES PURCHASED      TOTAL CONSIDERATION     AVERAGE
                                                              ----------------------  ---------------------   PRICE PER
                                                               NUMBER      PERCENT      AMOUNT     PERCENT      SHARE
                                                              ---------  -----------  ----------  ---------  -----------
Existing shareholders.......................................    700,000        89.7%  $    7,000       3.38%  $    0.01
New investors...............................................     80,000        10.3%  $  200,000      96.62%  $    2.50
                                                              ---------       -----   ----------  ---------       -----
                                                              ---------       -----   ----------  ---------       -----
    Total...................................................    780,000       100.0%  $  207,000     100.00%

                         MANAGEMENT'S PLAN OF OPERATION


SUMMARY OVERVIEW


    The Company intends to take advantage of the current trend in the music industry toward the establishment of independent music publishing and record companies by providing such companies a full range of expert services. See "BUSINESS--Business Strategy." The Company will advertise its services in trade and industry related publications and will engage in the direct mail of a brochure and other sales literature to prospective customers. The Company also intends to develop a website on the Internet to provide details regarding its services and to encourage customer inquiries.


    Mrs. Peters, the Company's president, has written a book entitled "Music Publishing (For Those Who Don't Have A Clue)" and published by The Zeal Group. This book will be offered for sale on the Company's website to help promote the Company's services. In addition, Mrs. Peters is developing a multi-media presentation produced by The Zeal Group in conjunction with the book.



    While the Company has less than one year of operating history and has experienced losses to date, management believes that it will have numerous opportunities in the future to establish contractual relations with significant customers. Assuming all of the shares of Common Stock offered hereby are sold, the Company's management therefore anticipates that there will be sufficient revenues to meet its current expenses. Management is seeking to develop prospects located beyond its immediate geographic market.


    The Company does not presently anticipate any change in the number of employees required to sustain its operations. The Company does not conduct any research or development activities at this time. The Company has no plant and/or equipment requirements and anticipates no such expenditures. There are, moreover, no plans, arrangements, commitments or understandings for the Company to acquire, or be acquired by, any other company or business at this time.


MARKETING PLAN



    STATEMENT OF PURPOSE



    The goal of Songs for the Planet is to take advantage of the current trend in the music industry of the establishment of independent music publishing and record companies. Songs for the Planet will be offering a unique and quality service provided by experts in the field of copyright administration. The services offered are copyright administration and consultation, royalty accounting, music licensing, and music clearance.



    GENERAL DESCRIPTION



    The company is based in Nashville, Tennessee and is operated by its' president, Elizabeth Ann Peters. Mrs. Peters has worked in the field of publishing administration for over 10 years. From 1987 to 1995, Mrs. Peters was employed by Copyright Management, Inc. (CMI) as Director of Client Services and Business Affairs. Her experience includes copyright administration, licensing and royalty accounting. CMI is a music publishing administration firm representing the copyright administration and royalty collection of over 1,500 music publishers. Songs for the Planet also owns recording equipment used in professional recording. The recording equipment consists of a 48-channel, fully automated, Mackie digital mixer which is utilized to record on two TASCAM 8-track digital recorders. Songs for the Planet intends to provide use of the studio equipment to music publishers, songwriters, producers, and other related clientele for the production of demonstration and master recordings for various recording projects.



    THE MARKET



    The market that Songs for the Planet will attract is the small independent music publisher, producer, recording artist, and record company. Typically these types of services are offered by administration companies or by attorneys and accountants who bill at significantly higher rates and don't specialize in the services they offer. Songs for the Planet intends to appeal to this market by combining a full-range of expert services with affordable rates. The client base will primarily consist of music publishers, recording artists, songwriters, and independent record companies.



    THE LOCATION



    The present location of Songs for the Planet is 2831 Dogwood Place, Nashville, Tennessee 37204. The building is a small house in the city of Berry Hill. Songs for the Planet shares the office space with another business owned and operated by Justin Peters. The business owned by Mr. Peters is a music publishing company, Tourmaline Music, Inc. Songs for the Planet sub-leases the space from Tourmaline Music in exchange for limited access to the studio recording equipment for the purpose of making demonstration recordings. Berry Hill is a small city within the city of Nashville. It is predominately small houses that have been converted into office space. The area consists almost exclusively of commercial and music industry businesses. The most positive aspect of the location is the accessibility to all parts of the city and "music row".



    MARKETING PLAN



    GENERAL According to the Recording Industry Association of America, Inc.'s statistics on record sales, the sound recording market is a multi billion dollar industry with domestic sales reaching $12.2 billion dollars in 1997. Songs for the Planet is a Nashville based company whose mission is to help support the music business by offering intellectual property consultation, royalty accounting, publishing administration and music clearance services to their clients. With over 10 years of music publishing experience, Songs for the Planet plans to offer its services in a more efficient and cost effective way than has been typically offered in the past. Songs for the Planet will advertise its services in trade and industry related publications. Advertisements will be placed in magazines, newsletters and other related print media. The ads will promote the consultation, publishing administration, music clearance business and recording studio facility separately.



    The company also plans to develop a website on the Internet. The site will detail all the services provided and offer e-mail capabilities to people inquiring about the company. Ms. Peters has also written a book entitled "Music Publishing (For Those Who Don't Have A Clue)." The book is published by The Zeal Group(1) and will be offered for sale on Songs for the Planet's website. In conjunction with the book, Ms. Peters is developing a series of seminars on music publishing. The seminars will be a multimedia presentation produced by The Zeal Group which will provide exposure to Ms. Peters and the services provided by Songs for the Planet.



    Songs for the Planet offers a range of intellectual property and copyright management services. The company works to offer the most efficient and timely service to its clients while relying on its extensive copyright administration experience. Music publishing rights and other related music rights are extremely complicated and require a solid understanding of the business. Songs for the Planet offers a diversity of services to help manage these rights without the client paying large fees to a copyright attorney, CPA, and licensing administration company who typically handle similar services and can often compound the fees. Songs for the Planet offers a more comprehensive and cost effective solution to the client by offering consulting services, publishing administration and music clearance service on a more affordable basis.


------------------------


(1) The Zeal Group is a firm based in Nashville, Tennessee, which provides consulting, financial and other services to businesses. The Zeal Group utilizes the services of the Company with respect to certain of its clients and the Company's management believes that this relationship will strengthen over time. Apart from this relationship, there is no affiliation between the Company and The Zeal Group. The Zeal Group has a contractual relationship with Mrs. Peters' former employer, Copyright Management, Inc.

    The specific services offered by Songs for the Planet are listed below and a marketing strategy for each division is addressed in more detail.



    CONSULTING SERVICES Intellectual property management is a complicated business. Copyrights can often be bought, traded, and borrowed against. This results in clients requiring the services of a professional with a solid understanding of copyright related contracts, royalty accounting and publishing rights. Artist managers and attorneys often will assist an artist, songwriter or publisher in finding assistance in evaluating a copyright(s) worth, deciphering royalty accounting statements and cleaning up contracts and copyright assignments.



    Songs for the Planet offers a range of copyright consultation services including research of public domain status of work(s), catalog valuations, royalty income monitoring, cleanup of contracts and assignments, management of copyright information, promotion of use of copyrights. These services are based on our expertise in copyright management, and royalty accounting.



    Consulting services such as catalog valuations and contract negotiations and preparations are often handled by copyright attorneys and CPA's who can charge extensive fees to a client requiring consultation services. Songs for the Planet offers these types of services without rendering legal or accounting advice on a more affordable basis.



    The consultation services offered by the company will be primarily billed monthly on a time and materials basis.



    Songs for the Planet intends to market its consulting services by utilizing its existing contacts within the music publishing industry to obtain clients. The company also intends to prepare a brochure defining its services through a mailing to independent music publishers, artists, producers, managers and attorneys.



    PUBLISHING ADMINISTRATION There are literally thousands of music publishing companies around the world. There are a variety of music publishing companies that range from record company affiliates to the small independent. A music publisher is in the business of:



    1.  Owning and managing copyrights.



    2.  Discovering, developing and signing writers.



    3. Signing and developing artist/writers (artist who write their own songs and desire a recording artist career).



    4. Signing and developing producer/writers (producers who write songs and desire a career as a record producer).



    5. Securing recordings, performances, and other uses of the copyrights they own.



    6.  Collecting and disbursing royalties for all uses.



    Typically a music publisher is in the marketplace for songs. Once a songwriter has finished writing words on paper and/or signing and playing a song into a tape recorder, the songwriter owns the copyright. However, these can be transferred or assigned to a music publisher. It is a common practice within the music industry for an author to transfer his rights to a publisher. The transfer often occurs when a songwriter contracts with a music publisher by virtue of an exclusive songwriter agreement or single song agreement. It is essential to the value of a copyright to carefully and efficiently manage and administer the paperwork involved in transferring these rights. This is often a burdensome process for an independent music publisher who is focused more intently on the creative aspects of the business. A publishing company name and individual songs have to be "cleared" with the respective performing rights company before affiliating. The process can take a few weeks, but it will ensure that there will be no confusion in the distribution of royalties. The value of a copyright and ultimately the value of a publishing company is dependent on the income generated. A copyright's income is totally dependent on the licenses negotiated and issued and the royalties collected from its exploitation. This process can often be time consuming and require a knowledge of contract negotiations and royalty accounting. Often times a music publisher will contract with a licensing agent such as The Harry Fox Agency in the United States to handle only this one function.



    A good administrator can help with the preparation and control of these types of records. Songs for the Planet is designed to carry all of these administrative and licensing functions for a music publisher. Careful and accurate management of an intellectual property is crucial to its long term value. Music publishing catalogs are far less valuable if licenses are not issued and royalties are uncollected. Songs for the Planet offers a service to help a music publisher better manage these copyrights and as a result increase their value.



    The publishing administration services offered by Songs for the Planet include all forms of licensing, (including mechanical, synchronization, print and multimedia), registration of copyrights with the performing rights organizations, preparation of songwriter/publisher agreements, preparation of assignments of copyrights and co-ownership agreements, registration of copyrights and renewal of copyrights with the U.S. Copyright Office, and world-wide royalty collection and royalty accounting services. These expert services are provided by staff with over 10 years of publishing administration experience.



    The services offered by the publishing administration division of the company will be primarily on a percentage of the royalties collected from licensed usages of the clients copyright(s).



    Songs for the Planet intends to market its publishing administration services by utilizing its existing contacts within the music publishing industry to obtain clients. The company also intends to prepare a brochure defining its services through a mailing to independent music publishers.



    MUSIC CLEARANCE SERVICES It is the obligation of a user of music to first obtain permission from the copyright owner before utilizing a copyrighted work. Use of a work without clearance from the copyright owner can result in a violation of federal law, costly lawsuits, and large monetary settlements. However, clearing these rights can also be costly and time consuming.



    Songs for the Planet provides services to clients who are music users for the purposes of negotiating and clearing rights with copyright owners. The rights negotiated on behalf of its client(s) are for the use of music in software, advertising for a company or corporation, feature television or film, manufacture of compact discs, cassettes, etc.



    Songs for the Planet offers a service to music users as TV, Film, multimedia, software and advertising producers to efficiently clear these rights. The expertise Songs for the Planet offers is a strong relationship with the music industry to acquire these rights in a timely and cost effective way.



    The services offered by this division of the company will primarily be a flat rate per song cleared and additional billing depending on the services provided on a time and materials basis.



    Songs for the Planet intends to market its music clearance services by utilizing its existing contacts within the music publishing industry to obtain clients. The company also intends to prepare a brochure defining its services through a mailing to corporations, production companies, record companies, and other music users. The company also intends to solicit its services through attending trade shows and informing companies on the need to clear songs utilized with the owner of the copyright and explain how Songs for the Planet can make these services affordable.



    STUDIO FACILITY Independent producers and artists often need an affordable place to record a music project. Songwriters and music publishers often solicit their created works by making a demonstration recording and submitting it to recording artists and music producers. Songwriters who want to affiliate with a music publisher will often solicit a demonstrating recording (demo) of their music along with lyric sheets to gain interest in their music.

    The studio facility operated by Songs for the Planet offers recording capabilities for producers, artists, and songwriters, etc. for the purpose of recording music in digital format. The equipment consists of a 48-channel digital console with complete automation, 2 digital high-8 Tascam recording units, as well as another 128 Midi tracks for sequencing/studio recording purposes. The studio contains equipment capable of producing master recordings for a variety of purposes.



    The relationships Songs for the Planet has with clients utilizing its other services provides a potential client base to the studio facility. Music publishers, artist and songwriters utilizing the construction and publishing administration services will be able to utilize the studio facility at a reduction of the cost offered to the general public, as well as music users utilizing the services of the music clearance division of the company. This should provide an incentive for these related clients to use the studio facility provided by Songs for the Planet as opposed to its competition. The studio facility will be provided to users on a flat project fee or flat hourly fee.



    Songs for the Planet also intends to market its studio facility by utilizing its existing contacts within the music publishing industry to obtain clients. The company also intends to prepare a brochure defining its facility through a mailing to independent music publishers, artists, producers, and managers.



CASH REQUIREMENTS AND ADDITIONAL FINANCING



    The Company's management believes that, assuming all of the shares of Common Stock offered hereby, the proceeds of the Offering will be sufficient to eliminate all of the Company's current debt and to provide adequate working capital for the next twelve (12) months of operations. In addition, the Company's management believes that revenues from operations over the next twelve
(12) months will increase significantly, thereby improving the Company's ability to meet its cash requirements during such time period. There are no assurances, however, that all of the shares of Common Stock offered hereby will be sold or that there will be an increase of revenues from operations. If less than all of the shares of Common Stock offered hereby are sold, the Company may find it necessary to refinance its current indebtedness, if such refinancing is available. See "RISK FACTORS--Risks Associated with Selling Less than All of the Offered Shares of Common Stock and with the Plan of Distribution."

                                    BUSINESS

GENERAL OVERVIEW


    The Company was incorporated in the State of Nevada on December 5, 1996, under the name "Sportsfair Television, Inc." The Company's plan at that time was to create and promote sporting goods shows for home shopping networks transmitted via satellite or cable television. These plans did come into fruition. On December 31, 1997, the Company acquired from Elizabeth Ann Peters all of the issued and outstanding common stock of Songs for the Planet in exchange for 200,000 shares of Common Stock. Songs for the Planet was organized in August of 1997 and had limited operations at the time of the foregoing acquisition. These operations primarily consisted of providing copyright administrative services to affiliates of Mr. Peters. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS." The Company conducted no business operations prior to the acquisition of Songs for the Planet and, as of the date of this Prospectus, the Company serves as a holding company of shares of common stock of Songs for the Planet. Business operations of the Company are conducted through Songs for the Planet. Prior to the acquisition of Songs for the Planet, the Company conducted no operations whatsoever. At the time of its formation, the promoter of the Company was Mr. David Owen, the father of Mrs. Peters. Prior to the acquisition of Songs for the Planet by the Company, Mr. Owen divested his interests in the Company. Elizabeth Ann Peters is the Company's sole employee.


COPYRIGHT ADMINISTRATION SERVICES

    The primary business of the Company is to provide copyright administration services to the music and entertainment industry. These copyright administration services include (a) the registration of copyrights with the United States Copyright Office, (b) the preparation of assignments of copyrights, (c) the negotiation, preparation and execution of mechanical licenses, synchronization licenses and other rights agreements respecting musical compositions, and (d) the collection of royalties in connection with such licenses or rights agreements. The Company anticipates that it will also provide similar services to producers of recorded music products, including the obtaining of mechanical licenses and synchronization licenses for the use of musical compositions and the computation and payment of royalties. The following describes the legal and market context in which these services are provided.

    COPYRIGHTS

    Original musical compositions, as well as derivative works such as arrangements and editions, are primarily created by individuals or small groups. Upon creation of an original or derivative work, the creator possesses a copyright in the work. A copyright is a form of protection provided by the laws of the United States to the authors of "original works of authorship" including literary, dramatic, musical, artistic, and certain other intellectual works. A copyright arises simply from creation of the work. The owner of a copyright has the exclusive right to: (i) reproduce copies of the work; (ii) prepare derivative works; (iii) distribute copies of the work; (iv) perform the work publicly; (v) display the work publicly; and (vi) in the case of sound recordings, to perform the copyrighted work publicly by means of a digital audio transmission.

    If the composition is the product of more than one author (for example, a composer and a lyricist), the work is treated as a joint work. Each author has an undivided ownership interest in the work taken as a whole which interest does not terminate upon his or her death (i.e., there is no right of survivorship). Each owner is therefore entitled to exploit the copyright, subject to a right of accounting to the co-owners.

    While registration with the United States Copyright Office is not required for copyright protection, it is a prerequisite for filing a copyright infringement action based on a work of United States origin and for the recovery of statutory damages and attorneys' fee incident thereto. Registration also serves as prima facie evidence of ownership and validity of the copyright.

    For works created on or after January 1, 1978, a copyright exists from the date of creation and, generally stated, a period of fifty years beyond the life of the author. In the case of anonymous works, pseudonymous works or works made for hire, the term of a copyright is seventy-five years from the date of first publication or 100 years from the date of creation, whichever comes first.

    For works created but neither in public domain, nor published or copyrighted prior to January 1, 1978, the basic term of the copyright is the same as indicated above. In all cases, however, the copyright will not expire before December 31, 2002; and, if the work is published on or before December 31, 2002, the copyright will not expire before December 31, 2027.

    For works that were either published or copyrighted before January 1, 1978, the copyright was secured on the date the work was published or on the date of registration if the work was registered. In either case, the works are protected for an initial term of twenty-eight years and, during the last year of the first term, the copyright may be renewed for an additional forty-seven years.

    The federal courts have original and exclusive jurisdiction over all civil actions arising under the federal copyright statute. Such an action must be brought within three years from the date the copyright owner has knowledge of a violation (or is imputed to have such knowledge). In addition to injunctive relief, a copyright owner may recover either (i) actual damages and any additional profits of the infringer or (ii) statutory damages between $500 and $20,000 for all infringements with respect to any one work. If the infringement was willful, the court has the discretion to increase the award of statutory damages to $100,000; but, if the defendant had no reason to know that it was infringing a copyright, the court has the discretion to decrease the award of statutory damages to $200. The court has the discretion to award attorneys' fees and costs to the prevailing party in a copyright action.


    THE PROCESS OF COPYRIGHT REGISTRATION



    One of the Company's primary services will be in assisting clients in registering their copyrights. The owner of the copryight registers a work by filing an application with the Copyright Office. With this application, the owner must also deposit a filing fee and the requisite number of copies of the work. The copies of the work deposited are the "best edition" of the work. For example, if a work is recorded and manufactured on a cassette tape or a compact disc, then the deposit copy should be the compact disc.



    The form used for musical compositions is Form PA. The filing fee is $20.00. The material required to register a claim of copyright is set forth in the following table:



             Type of Work                           Material Required
---------------------------------------  ---------------------------------------

Unpublished work                         1 copy (or phonorecord)(1)

Published work                           2 copies (or 1 phonorecord) of the best
                                         edition

Work first published outside the United  1 copy (or phonorecord) of the first
States                                   foreign edition

Contribution to a collective work        1 copy (or phonorecord) of the best
                                         edition of the collective work


------------------------


(1) The Copyright Act defines phonorecords as follows:



    "Phonorecords" are material objects in which sounds, other than those accompanying a motion picture or other audiovisual work, are fixed by any method now known or later developed, and from which the sounds can be perceived, reproduced, or otherwise communicated, either directly or with the aid of a machine or device. The term "phonorecords" includes the material object in which the sounds are first fixed.

Multiple applications may be needed depending on the circumstances. The following describes the range of forms used by the Copyright Office.



                Form                                  Purpose
-------------------------------------  -------------------------------------
                 CA                    For supplementary registration to
                                       correct or amplify information given
                                       in the copyright record of an earlier
                                       registration

                 SE                    For registration of each individual
                                       issue of a serial.

                 PA                    For published and unpublished works
                                       of the performing arts (musical and
                                       dramatic works, pantomimes and
                                       dramatic works, motion pictures and
                                       other audiovisual works). Used to
                                       copyright songs.
                 RE                    For claims to renewal of copyright in
                                       works copyrighted under the law in
                                       effect through December 31, 1997.

                 SR                    For published and unpublished sound
                                       recordings.

                 TX                    For published and unpublished
                                       nondramatic literary works.

                 VA                    For published and unpublished works
                                       of the visual arts (pictorial,
                                       graphic and sculptural works).



    LICENSES AND ASSIGNMENTS


    Copyright ownership allows the owner to reproduce and distribute copies of the work or to permit someone else to perform these functions (which is generally called a "license") on either an exclusive or non-exclusive basis. Under the federal copyright statute, transfers of copyright ownership (which are generally called "assignments") must be in a written instrument signed by the transferor which explicitly identifies those rights being transferred. A non-exclusive license is not generally considered an assignment of ownership. An assignment is recordable with the Copyright Office so as to give others constructive notice of the assignment. Each of the exclusive rights granted to a copyright owner are distinct and may be assigned separately. For example, the owner of a copyright may assign the right to reproduce a copyrighted work, but retain the right to authorize and prepare derivative works.

    Although licenses are generally negotiated transactions, the copyright statute provides for mandatory licenses under certain situations. For example, the statute permits proprietors of establishments to perform nondramatic musical works in public by means of a coin operated phonorecord player (i.e., a jukebox) as long as there are no direct or indirect charges for admission.

    The copyright statute also permits others to record a musical work and to distribute phonorecords to the public for private use. Compact discs which encode both the audio rendition of a song and also contemporaneous display of the song's lyrics (known as "compact discs plus graphics" or "CD+G's") are not phonorecords under the statute. Moreover, except when embodied in a phonorecord, the lyrics to a song may enjoy independent copyright protection as a literary work which may not be reproduced without the owner's consent. On the other hand, a compulsory license includes the privilege of making a musical arrangement of the work as long as the arrangement does not change the basic melody or fundamental character of the work. But, such an arrangement is not subject to copyright protection without the express consent of the copyright owner of the original work.


    There are four types of licenses or rights agreements which frequently pertain to musical compositions. A mechanical license is an authorization from the owner of the copyright (or the owner's agent) to manufacture and distribute an audio recording of the composition. This includes music embodied in piano rolls, phonograph recordings, cassette tapes, compact discs, digital audio tape and computer chips. Works accompanying a motion picture or other audio visual work are not included. A synchronization license is an authorization from the owner of the copyright (or the owner's agent) to use an audio recording of the composition in conjunction with visual images such as motion pictures, television, videotapes and computer programs. Synchronization licenses are typically used in connection with theatrical motion pictures, video cassettes, commercial and noncommercial television, corporate media presentations, CD+G's and commercial advertising. A performance right is an authorization from the owner of the copyright (or the owner's agent) to perform a musical composition publicly, including the broadcast of a work over radio or television or the playing of a recording at a place of business. A music publishing license involves the right to create printed sheet music for a composition.


    For every phonorecord made and distributed on or after January 1, 1996, the royalty rate payable with respect to each composition is the greater of 6.95 cents or 1.3 cents per minute of playing time or fraction thereof. The Copyright Office adjusted this rate, effective January 1, 1998, as follows:

DATE PHONORECORD MADE
AND DISTRIBUTED                                                RATE
--------------------------------------------  --------------------------------------
On or after January 1, 1998.................  greater of 7.1 cents or 1.35 cents per minute of playing time or fraction
                                              thereof
On or after January 1, 2000.................  greater of 7.55 cents or 1.45 cents per minute of playing time or fraction
                                              thereof
On or after January 1, 2002.................  greater of 8.0 cents or 1.55 cents per minute of playing time or fraction
                                              thereof
On or after January 1, 2004.................  greater of 8.5 cents or 1.65 cents per minute of playing time or fraction
                                              thereof
On or after January 1, 2006.................  greater of 9.1 cents or 1.75 cents per minute of playing time or fraction
                                              thereof

    These rates are subject to change.

    A copyright owner (or the owner's agent) may grant a mechanical license for less than the statutory rate. For synchronization licenses and music publishing licenses, the royalty rate is negotiated on a case by case basis between the copyright owner (or owner's agent) and the prospective user.

    Performance rights are generally licensed through performing rights associations, such as the American Society of Composers, Authors and Publishers ("ASCAP"), Broadcast Music, Inc. ("BMI"), and the Society of European Stage Authors and Composers ("SESAC"), on either a blanket fee or per program fee basis.

    MUSIC INDUSTRY MARKET

    The music industry is the business of (i) discovering and signing musical artists, (ii) licensing the recording and performance of their music, and (iii) engaging in printing, manufacturing, packaging, distributing and marketing activities in connection therewith. According to the most recent survey of the National Music Publishers Association (the "NMPA"), world soundcarrier sales in 1995 were $39.68 billion and royalty payments totaled $6.2 billion. The United States represents approximately 21% of the world market. The following table shows the allocation of these royalty payments according to source.

SOURCE OF INCOME                                                          PERCENTAGE
------------------------------------------------------------------------  -----------
Performance Based Income................................................    44.00%
Reproduction Based Income...............................................    43.00%
Distribution Based Income...............................................    10.00%
Interest Investment Income..............................................     3.00%
Miscellaneous Income....................................................     0.31%

[Source: NMPA 6th Annual International Survey]

    Typically, music publishing agreements with songwriters grant the music publishing company exclusive rights with respect to all compositions created by the songwriter, in whole or in part, during the term of the agreement usually in exchange for the payment of an advance to the songwriter and, after the recoupment of the advance, the payment of royalties on sales of soundcarriers using such compositions. In some cases, the publishing company may be required to seek the songwriter's approval before licensing the composition for certain uses.

    Music publishing companies frequently acquire a catalog of compositions previously created by a songwriter or group of songwriters as a music publishing asset. It is not uncommon for music publishing companies to be owned or controlled by individual songwriters. Music publishing companies derive revenues primarily from (a) license fees paid for the use of such musical compositions on radio, on television, in motion pictures and in other public performances, (b) royalties paid for the use of such musical compositions on compact discs, audio cassettes, music videos and in television commercials, and (c) sales of published sheet music and song books. There are literally thousands of music publishing companies in business throughout the world. Competition amongst music publishing companies is intense in acquiring musical compositions and in having them recorded and performed.

    The recorded music industry produces, manufactures, distributes and markets recorded music products on a retail or wholesale basis. The recorded music industry is dominated by six major companies: Warner Bros. Records, Inc.; PolyGram Records, Inc.; Sony Corporation of America; BMG Music; MCA Inc./Universal City Studios, Inc.; and Thorn EMI Music. These six companies are vertically integrated, such that they (or their affiliates) are able to perform all aspects of the business. The remainder of the recorded music industry is represented by numerous small independent companies.

    Copyright owners generally receive royalties based upon a percentage of gross sales and of performance-related income. On the other hand, it is the general practice in the recorded music industry to sell recorded music products on a returnable basis. As a consequence, music publishing revenues tend to be collected later than soundcarrier sales.

    Revenues of the music industry are adversely affected by the unauthorized reproduction of recordings for commercial sale, commonly referred to as "piracy," and by home taping for personal use. The industry may also be adversely affected by the ability of consumers to download quality sound recordings via the Internet.


EXPERT SERVICES



    The Company intends to provide the following expert services.

    CONSULTING SERVICES



    Songs for the Planet offers a range of copyright consultation services including research of public domain status of work(s), catalog valuations, royalty income monitoring, clean-up of contracts and assignments, management of copyright information, promotion of use of copyrights. These services are based on our expertise in copyright management, and royalty accounting.



    PUBLISHING ADMINISTRATION



    The publishing administration services offered by Songs for the Planet include all forms of licensing, (including mechanical, synchronization, print and multimedia), registration of copyrights with the performing rights organizations, preparation of songwriter/publisher agreements, preparation of assignments of copyright and co-ownership agreements, registration of copyrights and renewal of copyrights with the U.S. Copyright Office, and world-wide royalty collection and royalty accounting services.



    MUSIC CLEARANCE SERVICES



    Songs for the Planet provides services to clients who are music users for the purposes of negotiating and clearing rights with copyright owners. The rights negotiated on behalf of its client(s) are for the use of music in software, advertising for a company or corporation, feature television or film, manufacture of CD's, cassettes, etc. Songs for the Planet relies on the negotiating expertise of its staff to provide favorable licensing terms and rates for the client(s). These services also include royalty monitoring, long-term royalty accounting, and preparation of income tax reports.



    STUDIO FACILITY



    The studio facility operated by Songs for the Planet offers recording capabilities for producers, artists, and songwriters, etc. for the purpose of recording music in digital format. The equipment consists of a 48-channel digital console with complete automation, 2 digital high-8 Tascam recording units, as well as another 128 Midi tracks for sequencing/studio recording purposes. The studio contains equipment capable of producing master recordings for a variety of purposes.



DIFFERENTIATION FROM COMPETITION



    Songs for the Planet offers a range of intellectual property and copyright management services. The company seeks to offer the most efficient and timely service to our clients while relying on our extensive copyright administration experience. Music publishing rights and other related music rights are extremely complicated and require a solid understanding of the business. Songs for the Planet offers a diversity of services to help manage these rights without the client paying large fees to a copyright attorney, CPA, and licensing administration company who typically handle similar services and can often compound the fees. Songs for the Planet offers a more comprehensive and cost effective solution to the client by offering consulting services, publishing administration and music clearance service on a more affordable basis.



    CONSULTING SERVICES



    Consulting services such a catalog valuations and contract negotiations and preparations are often handled by copyright attorneys and CPA's who can charge extensive fees to a client requiring consultation services. Songs for the Planet offers these types of services without rendering legal or accounting advice on a more affordable basis. This coupled with a working knowledge of the music business makes Songs for the Planet a more attractive solution.

    PUBLISHING ADMINISTRATION



    Careful and accurate management of an intellectual property is crucial to its long term value. Music publishing catalogs are far less valuable if licenses are not issued and royalties are uncollected. Songs for the Planet offers a service to help a music publisher better manage these copyrights and as a result increase their value. The Harry Fox Agency is the largest mechanical rights organization in the U.S., representing over 17,000 music publishers. However their services are limited to licensing in the United States only. Songs for the Planet offers a wide range of services including licensing, administration and royalty accounting for one fee. Typically these services needed by a music publisher are handled by separate companies who can compound fees and restrict the accurate flow of information. Copyright share information is critical to the flow of accurate licensing and royalty accounting. Also, this flow of information from one company to another can often cause inefficient licensing and delayed royalty payments. Songs for the Planet can give its publishing clients a more timely, accurate and cost-effective service.



    MUSIC CLEARANCE SERVICES



    It has been the nature of copyright laws created by a government to grant exclusive rights to a copyright owner, but only for a limited time. After that time expires the work becomes available to the public (hence the term "in the public domain"). This means that once a copyright term expires, anyone can use the work without permission or payment to anyone. Prior to the expiration of the term, use of the work without permission is considered a violation of federal law and subject to remedies outlined in the U.S. Copyright Law. It is therefore the obligation of the user of music to first obtain permission from the copyright owner before utilizing a copyrighted work. Clearing these rights can be costly and time consuming. Songs for the Planet offers a service to music users such as TV, Film, multimedia, software and advertising producers to efficiently clear these rights. The expertise Songs for the Planet offers is a strong relationship with the music industry to acquire these rights in a timely and cost effective way. The music clearance service also requires an extensive knowledge of the rights involved, accurate copyright research, expert negotiation and contract administration. With over 10 years of synchronization and other related contract negotiation experience, Songs for the Planet offers a more professional and cost effective solution to a music users needs.



    STUDIO FACILITY



    Independent producers and artists often need an affordable place to record a music project. Songwriters and music publishers often solicit their created works by making a demonstration recording and submitting it to recording artists and music producers. Songs for the Planet offers a facility with a state-of-the-art recording console and digital format that provides a more cost-effective way to make quality recordings. The relationships Songs for the Planet has with clients utilizing its other services provides a potential client base to the studio facility.


BUSINESS STRATEGY


    The Company's business strategy is to provide a full range of administration services to music publishers, the recorded music industry and the entertainment industry generally. These services will include administering (1) mechanical licenses, (2) synchronization licenses for media other than phonorecords (including licenses relating to motion pictures, television and video productions, and multimedia), and (3) literary licenses with respect to song lyrics (when used, for example, in print advertising). The Company's management believes that this strategy sets the Company apart from its competition in that the competition tends to specialize in certain aspects of the business. The Company, however, does not intend to provide services relating to performance rights. The Company's marketing plan is more fully described in "Management's Plan of Operation."

    The Company's revenue for providing copyright administration services is a percentage of royalties actually collected on behalf of its music publishing clients, less all costs of collection and fees paid by the Company to collection agents and subpublishers. Typically, such services are expected to be transacted pursuant to written agreements having a term of three years. The amount of the Company's fee is negotiated with each client; however, it is estimated that the average fee will be five percent (5%) for licensing services and ten percent (10%) for full administration services. The Company's revenues will be dependent upon the demand for its clients' musical compositions. For recorded music clients, the Company will bill at hourly rates between $40.00 to $60.00 per hour.


    The Company's business operations to date have been limited. As of the date of this Prospectus, the Company has five clients: Truthworks Music of Brentwood, Tennessee, Tourmaline Music, Inc. ("Tourmaline"), LITA Music ("LITA"), Justin Peters Music ("JPM"), and Platinum Planet Music, Inc. ("Platinum Planet"), each of Nashville, Tennessee. LITA, JPM, Platinum Planet and Tourmaline are each owned and controlled by, or otherwise affiliated with, Benjamin Justin Peters. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."



    Apart from regulations pertaining to copyrights, the Company's management does not believe that governmental regulation will have a significant effect upon the Company's operations.


RECORDING SERVICES

    As a service incidental to its primary business, the Company provides recording services to musical artists. These recording services are primarily furnished for preparing demonstration records ("demos") on behalf of artists for use in soliciting recording companies to sign the artist. In addition, these services may also include producing master recordings suitable for the purpose of manufacturing quality phonograph records and for the purpose of assisting in the development of the artist's career. The Company receives a negotiated fee for these services. The Company is generally responsible for paying musicians and acquiring additional equipment used in connection with a recording project.

COMPETITION

    Copyright administration and recording services of the type provided music publishing companies are provided by numerous other companies throughout the world. The market for licensing services to music publishing companies is dominated by the Harry Fox Agency, a division of the NMPA, which represents more than 17,000 music publishers. Moreover, the six major recorded music companies have their own staffs which furnish for internal use copyright administration services provided or contemplated by the Company to recording companies.

    As indicated above, copyright administration services relating to performance rights are provided primarily through ASCAP, BMI and/or SESAC. The Company does not intend to provide such services.

LEGAL PROCEEDINGS

    There are no legal proceedings, pending or threatened, to which the Company is a party.

PROPERTIES

    The following is a list of the ten most significant copyrights which the Company administers:

                 NAME OF SONG                             MUSIC PUBLISHER                  RECORDING ARTIST
----------------------------------------------  ------------------------------------  ---------------------------
                Saved By Love                           Justin Peters Music                    Amy Grant
               Big Fat Nothing                    Platinum Planet/Truthworks Music         Believable Picnic
         Making War in the Heavenlies                     Tourmaline Music                    Ron Kenoly
             Joy in Your Presence                         Tourmaline Music                  Various Artists
                 All Nations                              Tourmaline Music                  Various Artists
              Making a New Start                             Lita Music                      Kingdom Heirs
            Chisel Meets the Stone                      Justin Peters Music                      4 Him
           Nothing Can Separate Us                      Justin Peters Music                    Al Denson
       Lost in the Shadow of the Cross                       Lita Music                  Steven Curtis Chapman
          One Moment in His Presence                         Lita Music                 Andrew Towe and Others


    The Company does not own any real property. The Company's corporate offices and studio facilities are located in a building owned by Mr. Peters' father. Mr. Peters is given unrestricted use of this building and studio facilities in consideration for services rendered to Tourmaline. The Company pays no cash consideration for the use of this building; however, it permits Tourmaline limited access to the Company's recording studio.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The executive officers and directors of the Company and their ages as of the date of this Prospectus are as follows:

NAME                                                                    AGE                      POSITION
------------------------------------------------------------------      ---      ----------------------------------------
Elizabeth Ann Peters..............................................          34   President and Director
Benjamin Justin Peters............................................          35   Chairman of the Board and Secretary

    ELIZABETH ANN PETERS co-founded Songs for the Planet in August of 1997. Mrs. Peters received a bachelors degree in mass communications from Belmont University of Nashville, Tennessee, in 1986. From 1987 until 1995, Mrs. Peters was employed in various capacities by Copyright Management, Inc. of Nashville, Tennessee, a firm which provides copyright administration services to music publishers similar to those provided by the Company. From 1995 to 1997, Mrs. Peters administered publishing companies owned or controlled by Mr. Peters. Mrs. Peters has served as President and Director of the Company since December 31, 1997. Mrs. Peters and Mr. Peters are wife and husband.


    BENJAMIN JUSTIN PETERS co-founded Songs for the Planet in August of 1997. Mr. Peters received a bachelors degree in music business from Belmont University of Nashville, Tennessee, in 1986. Since 1981, Mr. Peters has been a professional songwriter and has been involved in numerous music publishing ventures. In 1988, Mr. Peters was named American Songwriter of the Year (Gospel Music Category) by American Songwriter Magazine. Mr. Peters has served as Chairman of the Board and Secretary of the Company since December 31, 1997. Mr. Peters and Mrs. Peters are husband and wife. Mr. Peters owns and controls, or is otherwise affiliated with, Tourmaline, LITA, JPM and Platinum Planet.


    The directors of the Company are elected each year at the annual meeting of shareholders for a term of one year. Each director serves until the expiration of his or her term and thereafter until his or her successor is duly elected and qualified. Executive officers of the Company are appointed by the Board of Directors on an annual basis.

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION TABLE

    The following table provides certain summary information concerning compensation of the Company's chief executive officer and the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") since the Company's inception. There were no stock appreciation rights outstanding during the fiscal year ended December 31, 1997.

                                                                                                 LONG-TERM COMPENSATION
                                                                                            --------------------------------
                                                                                                AWARDS
                                                                                            ---------------      PAYOUTS
                                                    ANNUAL COMPENSATION                       SECURITIES     ---------------
                                  --------------------------------------------------------    UNDERLYING        LONG-TERM
                                    FISCAL      SALARY       BONUS        OTHER ANNUAL          OPTIONS         INCENTIVE
NAME AND PRINCIPAL POSITION          YEAR         ($)         ($)         COMPENSATION            (#)          PAYOUTS ($)
--------------------------------  -----------  ---------  -----------  -------------------  ---------------  ---------------
Elizabeth Ann Peters............        1997      10,000       *                *                  *                *
  President
Benjamin Justin Peters..........        1997       *           *                *                  *                *
  Secretary

                                       ALL OTHER
                                     COMPENSATION
NAME AND PRINCIPAL POSITION               ($)
--------------------------------  -------------------
Elizabeth Ann Peters............           *
  President
Benjamin Justin Peters..........           *
  Secretary

------------------------

* Not applicable.

    EMPLOYMENT AGREEMENTS

    There are no employment agreements between the Company and any of its management. Mrs. Peters currently receives a salary of $30,000 per year.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


    On December 9, 1996, the Company received subscriptions for 500,000 shares of its Common Stock to Owen & Associates, Inc. Profit Sharing Plan, Peterson & Sons Holding Company, Melissa K. Meyer, Brenda M. Hall and David N. Nemelka at $0.01 per share, payable in cash. The 120,000 shares held by Mr. Nemelka were subsequently transferred to Ms. Hall without consideration. The 120,000 shares held by Owen & Associates, Inc. Profit Sharing Plan were sold to Peterson & Sons Holding Company at $0.01 per share. The following table sets forth information concerning the beneficial ownership of the Common Stock as of the date of the Prospectus, for (a) each person known to the Company to be a beneficial owner of the Common Shares; (b) each director; (c) each executive officer designated in the section captioned "MANAGEMENT--Executive Compensation;" and (d) all directors and executive officers as a group. Except as otherwise noted, each person named below had sole voting and investment power with respect to such securities.



                                                                      BENEFICIAL OWNERSHIP    BENEFICIAL OWNERSHIP
                                                                      PRIOR TO OFFERING(1)       AFTER OFFERING
                                                                     ----------------------  ----------------------
NAME AND ADDRESS(2)                                                   SHARES    PERCENTAGE    SHARES    PERCENTAGE
-------------------------------------------------------------------  ---------  -----------  ---------  -----------
Elizabeth Ann Peters...............................................    200,000       28.6%     200,000       25.6%
Benjamin Justin Peters.............................................          0        0.0%           0        0.0%
Melissa K. Meyer(3)................................................     20,000        2.9%      20,000        2.6%
 519 S. Madison
 Raymore, Missouri 64803
Brenda M. Hall.....................................................    240,000       34.3%     240,000       30.8%
 907 Artistic Circle
 Springville, Utah 84663
Peterson & Sons Holding Co.(4).....................................    240,000       34.3%     240,000       30.8%
 4001 W. 104th Terrace
 Overland Park, Kansas 66207
All directors and executive officers as a group (2 persons)........    200,000       28.6%     200,000       25.6%


------------------------


(1) Under the rules of the Commission, shares are deemed to be "beneficially owned" by a person if such person directly or indirectly has or shares (i) the power to vote or dispose of such shares whether or not such person has any pecuniary interest in such shares, or (ii) the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire through the exercise of any option, warrant or right.



(2) The address of each executive officer and director of the Company is c/o World House Entertainment, Inc., 2831 Dogwood Place, Nashville, TN 37204.



(3) Melissa K. Meyer is the sister of Elizabeth Ann Peters.



(4) The shareholders of Peterson & Sons Holding Co. are Mark and Steve Peterson.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


    In a series of transactions, the Company borrowed in the aggregate $155,000 at an interest rate of 10% per annum, most of which was lent by the Company's principal shareholders (or affiliates thereof) (the "Related Party Loans"). Each of the Related Party loans is payable on demand. The following table sets forth basic information relating to the Related Party Loans.



LENDER                                                                                        DATE       AMOUNT
------------------------------------------------------------------------------------------  ---------  ----------
Owen & Associates, Inc. Profit Sharing Plan(1)............................................    10/2/97  $   12,500
Peterson & Sons Holding Company...........................................................    10/7/97  $   37,500
Dassity, Inc.(2)..........................................................................    10/9/97  $   37,500
Owen & Associates Inc. Profit Sharing Plan................................................   10/14/97  $   25,000
Owen Enterprises, L.L.C.(3)...............................................................   11/11/97  $   10,000
Owen & Associates, Inc. Profit Sharing Plan...............................................    1/16/98  $    5,000
Owen & Associates, Inc. Profit Sharing Plan...............................................     2/3/98  $    1,250
R-Odyssey Ventures, Inc.(4)...............................................................     2/9/98  $   13,750
Owen Enterprises, LLC.....................................................................    2/24/98  $    7,500
Owen & Associates IBG, LLC(5).............................................................     3/9/98  $    5,000
                                                                                                       ----------
                                                                                                       ----------
  Total...................................................................................             $  155,000


------------------------


(1) Owen & Associates, Inc. is controlled by David Owen, the father of Elizabeth Ann Peters. Mr. and Mrs. Peters have no financial interest in Owen & Associates, Inc. and neither of them hold any position with Owen & Associates, Inc.



(2) Dassity, Inc. is controlled by Brenda M. Hall.



(3) Owen Enterprises, L.L.C. is controlled by David Owen, the father of Elizabeth Ann Peters.



(4) R-Odyssey Ventures, Inc. is not affiliated with any of the Company's principal shareholders.



(5) Owen & Associates IBG, LLC is controlled by David Owen, the father of Elizabeth Ann Peters.



In a series of transactions, Songs for the Planet loaned the aggregate amount of $100,000 to Platinum Planet Music, Inc., a Tennessee corporation wholly-owned by Benjamin Justin Peters, at an interest rate of 10% per annum. Such loans are due on December 31, 1999. Accrued interest is payable on June 30, 1998, and at the end of each six month period thereafter. Platinum Planet Music used the proceeds of these loans to acquire a 50% undivided interest in certain music compositions owned by Dez Dickerson d/b/a Truthworks Music. In connection with this acquisitions, Truthworks and Platinum Planet entered into a copublishing and coadministration agreement under which each agreed to utilize the administration services of Songs for the Planet for a period of 3 years.


    Songs for the Planet has entered into administration agreements with Tourmaline, LITA, JPM and Platinum Planet. Each of these agreements has an initial term of three years. The Company will receive compensation for its services in an amount equal to 10% of the annual gross income derived as a result of the Company's efforts.


    The Company's corporate offices and studio facilities are located in a building owned by Mr. Peters' father. Mr. Peters is given unrestricted use of this building in consideration for services rendered to Tourmaline. The Company pays no cash consideration for the use of this building; however, it permits Tourmaline limited access to the Company's recording studio.


    On December 31, 1997, the Company entered into an exchange agreement with Elizabeth Ann Peters. Under this agreement, Mrs. Peters received 200,000 shares of Common Stock in exchange for all of the shares of common stock of Songs for the Planet then issued and outstanding. As a result of this transaction, Songs for the Planet became the wholly-owned subsidiary of the Company. There was no cash consideration paid by either party in connection with this transaction.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of Preferred Stock, par value $0.001 per share.

COMMON STOCK


    As of the date of this Prospectus, there were 700,000 shares of Common Stock outstanding held by five (5) shareholders.


    Holders of Common Stock are entitled to one vote per share in all matters to be voted on by the shareholders. Subject to preferences that may be applicable to any Preferred Stock outstanding at the time, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "DIVIDEND POLICY." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of the Company's liabilities and the liquidation preference, if any, of any outstanding Preferred Stock. All of the outstanding shares of Common Stock are fully paid and non-assessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

PREFERRED STOCK


    The Board of Directors has the authority, without any further vote or action by the shareholders, to provide for the issuance of up to 5,000,000 shares of Preferred Stock from time to time in one or more series with such designations, rights, preferences and limitations as the Board of Directors may determine, including the consideration received therefor. The Board also has the authority to determine the number of shares comprising each series, dividend rates, redemption provisions, liquidation preferences, sinking fund provisions, conversion rights and voting rights without approval by the holders of Common Stock. Although it is not possible to state the effect that any issuance of Preferred Stock might have on the rights of holders of Common Stock, the issuance of Preferred Stock may have one or more of the following effects (i) to restrict Common Stock dividends if Preferred Stock dividends have not been paid,
(ii) to dilute the voting power and equity interest of holders of Common Stock to the extent that any Preferred Stock series has voting rights or is convertible into Common Stock or (iii) to prevent current holders of Common Stock from participating in the Company's assets upon liquidation until any liquidation preferences granted to holders of Preferred Stock are satisfied. In addition, the issuance of Preferred Stock may, under certain circumstances, have the effect of discouraging a change in control of the Company by, for example, granting voting rights to holders of Preferred Stock that require approval by the separate vote of the holders of Preferred Stock for any amendment to the Certificate of Incorporation or any reorganization, consolidation, merger or other similar transaction involving the Company. As a result, the issuance of such Preferred Stock may discourage bids for the Company's Common Stock at a premium over the market price therefor, and could have a materially adverse effect on the market value of the Common Stock. There are no shares of Preferred Stock presently outstanding and the Board of Directors does not presently intend to issue any shares of Preferred Stock.


NO PREEMPTIVE RIGHTS

    No holder of any capital stock of the Company has any preemptive right to subscribe for or purchase securities of any class or kind of the Company, nor any redemption or conversion rights.

NO CUMULATIVE VOTING

    No holder of any capital stock of the Company has the right cumulate his or her votes in an election of directors or for any other matter or matters to be voted upon by the shareholders of the Company.

CERTAIN PROVISIONS OF THE NEVADA GENERAL CORPORATION LAW

    The Company is subject to the Nevada General Corporation Law (the "NGCL"). Under certain circumstances, the following described provisions of the NGCL may delay or make more difficult acquisitions or changes of control of the Company. Neither the Company's Amended and Restated Articles of Incorporation nor its Amended and Restated Bylaws exclude the Company from these provisions. Such provisions may make it more difficult to accomplish transactions that shareholders believe are in their best interests. Such provisions may also have the effect of preventing changes in the Company's management.

    CONTROL SHARE ACQUISITIONS.

    Under Sections 78.378 to 78.3793 of NGCL, an "acquiring person," who acquires a "controlling interest" in an "issuing corporation," may not exercise voting rights on any "control shares" unless such voting rights are conferred by a majority vote of the disinterested shareholders of the issuing corporation at a special meeting of the such shareholders held upon the request and at the expense of the acquiring person. If the control shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any shareholder, other than the acquiring person, who does not vote for authorizing voting rights for the control shares, is entitled to demand payment for the fair value of their shares, and the corporation must comply with the demand. For the above provisions, "acquiring person" means (subject to certain exceptions) any person who, individually or in association with others, acquires or offers to acquire, directly or indirectly, a controlling interest in an issuing corporation. "Controlling interest" means the ownership of outstanding voting shares of an issuing corporation sufficient to enable the acquiring person, individually or in association with others, directly or indirectly, to exercise (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, and/or (iii) a majority or more of the voting power of the issuing corporation in the election of directors. Voting rights must be conferred by a majority of the disinterested shareholders as each threshold is reached and/or exceeded. "Control Shares" means those outstanding voting shares of an issuing corporation which an acquiring person acquires or offers to acquire in an acquisition or within 90 days immediately preceding the date when the acquiring person becomes an acquiring person. "Issuing corporation" means a corporation that is organized in Nevada, has 200 or more shareholders (at least 100 of whom are shareholders of record and residents of Nevada) and does business in Nevada directly or through an affiliated corporation. The above does not apply if the articles of incorporation or by-laws of the corporation in effect on the 10th day following the acquisition of a controlling interest by an acquiring person provide that said provisions do not apply. The Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws do not exclude the Company from the restrictions imposed by these provisions.

    CERTAIN BUSINESS COMBINATIONS.

    Sections 78.411 to 78.444 of the NGCL restrict the ability of a "resident domestic corporation" to engage in any combination with an "interested shareholder" for three years following the interested shareholder's date of acquiring the shares that cause such shareholder to become an interested shareholder, unless the combination or the purchase of shares by the interested shareholder on the interested shareholder's date of acquiring the shares that cause such shareholder to become an interested shareholder is approved by the board of directors of the resident domestic corporation before that date. If the combination was not previously approved, the interested shareholder may effect a combination after the three-year period only if such shareholder receives approval from a majority of the disinterested shares or the offer meets certain fair price criteria. For the above provisions, "resident domestic corporation" means a Nevada corporation that has 200 or more shareholders. "Interested shareholder" means any person, other than the resident domestic corporation or its subsidiaries, who is (i) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (ii) an affiliate or associate of the resident domestic corporation and, at any time within three years immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation. The above does not apply to corporations that so elect in a charter amendment approved by a majority of the disinterested shares. Such a charter amendment, however, would not become effective for 18 months after its passage and would apply only to stock acquisitions occurring after its effective date. The Company's Amended and Restated Articles of Incorporation do not exclude the Company from the restrictions imposed by such provisions.

    DIRECTORS' DUTIES.

    Section 78.138 of the NGCL allows directors and officers, in exercising their respective powers to further the interests of the corporation, to consider the interests of the corporation's employees, suppliers, creditors and customers. They can also consider the economy of the state and the nation; the interests of the community and of society and the long-term and short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation. Directors may resist a change or potential change in control if the directors, by a majority vote of a quorum, determine that the change or potential change is opposed to or not in the best interest of the corporation. In so determining, the board of directors may consider the interests described above or have reasonable grounds to believe that, within a reasonable time, the debt created as a result of the change in control would cause (i) the assets of the corporation or any successor to be less than its liabilities, (ii) the corporation or any successor to become insolvent or (iii) the commencement of any voluntary or involuntary proceeding under the federal bankruptcy laws concerning the corporation.

CERTAIN CHARTER PROVISIONS

    Certain provisions of the Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise as well as the removal of incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to first negotiate with the Company. The Company believes that the benefits of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

    ADVANCE NOTICE FOR RAISING BUSINESS OR MAKING NOMINATIONS AT MEETINGS

    The Amended and Restated Articles of Incorporation establish an advance notice procedure for shareholder proposals to be brought before a meeting of shareholders of the Company and for nominations by shareholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected. Subject to any other applicable requirements, including, without limitation, Regulation 14A under the Exchange Act, only such business may be conducted at a meeting of shareholders as has been brought before the meeting by, or at the direction of, the Company's Board of Directors, or by a shareholder who has given the Secretary of the Company timely notice, in proper form, of the shareholder's intention to bring such business before the meeting. The presiding officer at such meeting has the authority to make such determinations. Only persons who are nominated by, or at the direction of, the Company's Board of Directors, or who are nominated by a shareholder who has given timely written notice, in proper form, to the Secretary prior to a meeting at which directors are to be elected will be eligible for election as directors of the Company.

    To be timely, notice of nominations before an annual meeting must be received by the Secretary of the Company not later than 90 days prior to the date of such annual meeting. Notice of other business before an annual meeting must be received by the Secretary of the Company not less than 20 days nor more than 50 days prior to the meeting. Similarly, notice of nominations or other business to be brought before a special meeting must be delivered to the Secretary at the principal executive office of the Company no later than the close of business on the 10th day following the day on which notice of the date of a special meeting of shareholders was given.

    The notice of any nomination for election as a director must set forth (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (v) the consent of each nominee to serve as a director of the Company if so elected.

    The notice with respect to other business to be brought before the annual meeting must set forth (i) a brief description of the business proposed to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address, as they appear on the Company's books, of the shareholder proposing such business; (iii) the number of shares of the Company which are beneficially owned by the shareholder; and (iv) any material interest of the shareholder in such business.

    AMENDMENTS TO BYLAWS

    The Amended and Restated Articles of Incorporation provide that the power to adopt, alter, amend, or repeal the bylaws of the Company is vested exclusively with the Board of Directors.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    The Amended and Restated Articles of Incorporation contain a provision permitted under the NGCL relating to the liability of directors. This provision eliminates a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as a breach of a director's duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. This provision does not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. This provision will not alter a director's liability under federal securities laws.

    The Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws also contain provisions indemnifying the directors and officers of the Company to the fullest extent permitted by the NGCL. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

TRANSFER AGENT AND REGISTRAR

    Prior to the effective date of this offering, the Company intends to engage Interwest Transfer Company, Inc. of Salt Lake City, Utah, as the transfer agent and registrar of the Common Stock.

                             TERMS OF THE OFFERING

PLAN OF DISTRIBUTION


    The Company hereby offers up to 80,000 shares of Common Stock at the purchase price of $2.50 per share. The Common Stock is being offered on a "best efforts" basis by the Company (employees, officers and directors). The employees, officers and directors who shall sell the offering on behalf of the Company are Elizabeth Peters and Justin Peters. These individuals will be relying on the safe harbor in Rule 3a4-1 under the Securities Exchange Act of 1934 to sell the Company's securities. The principal shareholders will supply names of prospective investors to the Company's management, none of which shall have been offered shares of Common Stock prior to the date of this Prospectus. The Company does not intend to offer the shares of Common Stock by means of general advertising or solicitation. No sales commission, finder's fee or other compensation (other than salaries payable to the Company's management) will be paid for Common Stock sold by the Company. The Company reserves the right to withdraw, cancel or reject an offer in whole or in part. The Common Stock offered hereby will not be sold to insiders, control persons, or affiliates of the Company. There are no plans, proposals, arrangements or understandings with any potential sales agent with respect to participating in the distribution of the Company's securities. When, in the future, assuming such participation develops, the registration statement will be amended to identify such persons.


DETERMINATION OF OFFERING PRICE.

    The offering price and other terms of the Common Stock were arbitrarily determined by the Company after considering the total offering amount needed and the possible dilution to existing and new shareholders.

OFFERING PROCEDURE.

    This Offering will terminate on or before        , 1998. In the Company's
sole discretion, the offering of Common Stock may be extended from time to time, but in no event later than one (1) year from the date of this Prospectus.

SUBSCRIPTION PROCEDURE.


    Each investor must complete a subscription agreement in the form supplied by the Company. The full amount of each subscription will be required to be paid with a check payable to the Company in the amount of the subscription. Such payments are to be remitted directly to the Company by the purchaser before 12:00 noon, on the following business day, together with a list showing the names and addresses of the person subscribing for the offered Common Stock or copies of subscribers confirmations.


NO ESCROW ACCOUNT.

    There is no minimum offering amount and no escrow account. As a result, any and all offering proceeds will be deposited directly into the operating account of the Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the Offering, the Company will have outstanding 780,000 shares of Common Stock. Of such outstanding shares, the shares sold in connection with the Offering will be freely tradeable in the United States without restriction under the Securities Act, except that shares purchased by an "affiliate" of the Company, within the meaning of the rules and regulations adopted under the Securities Act, may be subject to resale restrictions. The remaining outstanding shares are "restricted securities," as that term is defined under such rules and regulations, and may not be sold unless they are registered under the Securities Act or they are sold in accordance with Rule 144 under the Securities Act or some other exemption from such registration requirement. As those restrictions under the Securities Act lapse, such shares may be sold to the public pursuant to Rule 144.

    In general, under Rule 144, beginning 90 days after the date of this Prospectus, subject to certain conditions with respect to the manner of sale, the availability of current public information concerning the Company and other matters, each of the existing shareholders who has beneficially owned shares of Common Stock for at least one year will be entitled to sell within any three month period that number of such shares which does not exceed the greater of the total number of then outstanding shares of Common Stock or the average weekly trading volume of shares of Common Stock during the four calendar weeks preceding the date on which notice of the proposed sale is sent to the Commission. Moreover, each of the existing shareholders who is not deemed to be an affiliate of the Company at the time of the proposed sale and who has beneficially owned his or her shares of Common Stock for at least two years will be entitled to sell such shares under Rule 144 without regard to such volume limitations.

    Prior to the Offering, there has been no public market for the Common Stock. No assurance can be given that such a market will develop or, if it develops, will be sustained after the Offering or that the purchasers of the shares of Common Stock will be able to resell such shares of Common Stock at a price higher than the initial public offering or otherwise. If such a market develops, no prediction can be made as to the effect, if any, that future sales of shares of Common Stock, or the availability of shares of Common Stock for future sale, to the public will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of presently outstanding or subsequently issued stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital in the future through an offering of its additional shares of Common Stock that may be offered for sale or sold to the public in the future.


                     INTEREST OF NAMED EXPERTS AND COUNSEL



    The law firm of Erickson & Sederstrom, P.C. has passed upon the legality of the shares of Common Stock offered hereby. An attorney/shareholder of this firm is a fifty percent (50%) shareholder of Peterson & Sons Holding Company, one of the Company's principal shareholders.

                        WORLD HOUSE ENTERTAINMENT, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



    As of May 31, 1998 (unaudited), December 31, 1997 and 1996, for the five months ended May 31, 1998 and 1997 (unaudited), the year ended December 31, 1997 the period from December 5, 1996 (inception) through December 31, 1996, and the period from December 5, 1996 (inception) through May 31, 1998 (unaudited).



Independent auditor's report.........................................................        F-2

Consolidated balance sheets..........................................................        F-3

Consolidated statements of operations................................................        F-4

Consolidated statement of shareholder's equity.......................................        F-5

Consolidated statements of cash flows................................................        F-6

Notes to consolidated financial statements...........................................        F-7

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Shareholders
  World House Entertainment, Inc.



    We have audited the consolidated balance sheet of World House Entertainment, Inc. and subsidiary (a development stage company) as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 1997 and for the period from December 5, 1996 (inception) through December 31, 1997 and 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.



    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



    World House Entertainment, Inc., and subsidiary were affiliated for the period from inception to the effective date of the Agreement To Acquire Shares (December 31, 1997). The Agreement To Acquire Shares is described in Note F. The historical financial statements of World House Entertainment, Inc., and subsidiary have been combined for the periods from inception to the effective date of the Agreement To Acquire Shares.



    In our opinion, the consolidated financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of World House Entertainment, Inc., and subsidiary as of December 31, 1997 and the results of their operations and their cash flows for the year ended December 31, 1997 and for the period from December 5, 1996 (inception) through December 31, 1997 and 1996 in conformity with generally accepted accounting principles.



    The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note A to the consolidated financial statements, the Company has incurred net losses since inception, has a limited amount of cash at May 31, 1998 and has not yet commenced operations which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also discussed in Note A. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



Cordovano and Harvey, P.C.
Denver, Colorado
February 25, 1998

                        WORLD HOUSE ENTERTAINMENT, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS


                                                                                                  DECEMBER 31,
                                                                                                1997        1996
                                                                                  MAY 31,    -----------  ---------
                                                                                   1998
                                                                                -----------
                                                                                (UNAUDITED)
                                                 ASSETS
Cash..........................................................................  $     1,992  $     7,709  $   3,585
Note receivable, related party, net of allowance of $100,000 (unaudited),
  $100,000, and $-0- (Note B).................................................      --           --          --
Indebtedness of related party (Note B)........................................          423      --          --
Property and equipment, net of accumulated depreciation of $4,197 (unaudited),
  $790, and $-0- (Note D).....................................................       21,355       23,798     --
Other assets..................................................................        5,022          714     --
                                                                                -----------  -----------  ---------
                                                                                $    28,792  $    32,221  $   3,585
                                                                                -----------  -----------  ---------
                                                                                -----------  -----------  ---------

                             LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

LIABILITIES
  Accounts and notes payable
    Accounts, trade...........................................................  $    11,746  $    19,725  $  --
    Notes, related parties (Notes B&D)........................................      141,250      128,750     --
    Other notes payable (Note D)..............................................       13,750      --          --
  Other current liabilities
    Accrued interest payable..................................................        9,084        3,086     --
    Accrued payroll taxes.....................................................          904      --          --
                                                                                -----------  -----------  ---------
                                                             TOTAL LIABILITIES      176,734      151,561     --
                                                                                -----------  -----------  ---------

COMMITMENTS (NOTE H)..........................................................      --           --          --

SHAREHOLDERS' EQUITY (DEFICIT) (NOTE G)
  Preferred stock, $.001 par value; 5,000,000 shares authorizes, -0-
    (unaudited), -0- and -0- issued and outstanding...........................      --           --          --

  Common stock, $.001 par value; 50,000,000 shares authorizes, 700,000
    (unaudited), 700,000 and 360,000 issued and outstanding...................          700          700        360
  Additional paid-in capital..................................................       21,300       13,800      3,240
  Deficit accumulated during development stage................................     (169,942)    (133,840)       (15)
                                                                                -----------  -----------  ---------
                                          TOTAL SHAREHOLDERS' EQUITY (DEFICIT)     (147,942)    (119,340)     3,585
                                                                                -----------  -----------  ---------
                                                                                $    28,792  $    32,221  $   3,585
                                                                                -----------  -----------  ---------
                                                                                -----------  -----------  ---------


          See accompanying notes to consolidated financial statements.

                        WORLD HOUSE ENTERTAINMENT, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                  DECEMBER 5,
                                                                                     1996
                                                                                  (INCEPTION)
                                                                   YEAR ENDED       THROUGH
                                                                  DECEMBER 31,   DECEMBER 31,
                                                                      1997           1996
                                            FIVE MONTHS ENDED     ------------  ---------------    DECEMBER 5,
                                                 MAY 31,                                              1996
                                          ----------------------                                   (INCEPTION)
                                             1998        1997                                        THROUGH
                                          ----------  ----------                                     MAY 31,
                                                                                                      1998
                                          (UNAUDITED) (UNAUDITED)                                ---------------
                                                                                                   (UNAUDITED)
REVENUES
  Agent fees............................  $    4,342  $   --       $    1,553     $   --           $     5,895
  Agent fees, related party (Note B)....       2,400      --           --             --                 2,400
                                          ----------  ----------  ------------  ---------------  ---------------
                                               6,742      --            1,553         --                 8,295
                                          ----------  ----------  ------------  ---------------  ---------------
OPERATING EXPENSES
  Product development...................      --          --           18,384         --                18,384
  Reserve for uncollectible note
    receivable (Note B).................      --          --          100,000         --               100,000
  Fair value of contributed office space
    (Note B)............................       2,500      --            2,500         --                 5,000
  Fair value of contributed services
    (Note B)............................       5,000      --            5,000         --                10,000
  General and administrative............      28,507          43        6,115              15           34,637
                                          ----------  ----------  ------------  ---------------  ---------------
                                              36,007          43      131,999              15          168,021
                                          ----------  ----------  ------------  ---------------  ---------------
                    LOSS FROM OPERATIONS     (29,265)        (43)    (130,446)            (15)        (159,726)

INTEREST EXPENSE........................      (6,837)     --           (3,379)        --               (10,216)
                                          ----------  ----------  ------------  ---------------  ---------------
                LOSS BEFORE INCOME TAXES     (36,102)        (43)    (133,825)            (15)        (169,942)

INCOME TAX BENEFIT (EXPENSE) (NOTE E)
  Current...............................      12,636          15       46,839               5           59,480
  Deferred..............................     (12,636)        (15)     (46,839)             (5)         (59,480)
                                          ----------  ----------  ------------  ---------------  ---------------
                                NET LOSS  $  (36,102) $      (43)  $ (133,825)    $       (15)     $  (169,942)
                                          ----------  ----------  ------------  ---------------  ---------------
                                          ----------  ----------  ------------  ---------------  ---------------

INCOME PER COMMON SHARE (Note A)

  Basic weighted average common shares
    outstanding.........................     700,000     700,000      700,000         700,000          700,000
                                          ----------  ----------  ------------  ---------------  ---------------
                                          ----------  ----------  ------------  ---------------  ---------------
  Basic loss per share..................  $    (0.05)     *        $    (0.19)         *           $     (0.24)
                                          ----------  ----------  ------------  ---------------  ---------------
                                          ----------  ----------  ------------  ---------------  ---------------


------------------------


* Less than $.01



          See accompanying notes to consolidated financial statements.

                        WORLD HOUSE ENTERTAINMENT, INC.
                         (A DEVELOPMENT STAGE COMPANY)



            CONSOLIDATED STATEMENT OF SHAREHOLDER'S EQUITY (DEFICIT)



         DECEMBER 5, 1996 (INCEPTION) THROUGH MAY 31, 1998 (UNAUDITED)


                                                                                                             DEFICIT
                                                                                                           ACCUMULATED
                                                                                                            DURING THE
                                                PREFERRED STOCK            COMMON STOCK       ADDITIONAL   DEVELOPMENT
                                            ------------------------  ----------------------    PAID-IN       STAGE
                                              SHARES       AMOUNT      SHARES      AMOUNT       CAPITAL      (NOTE A)
                                            -----------  -----------  ---------  -----------  -----------  ------------
Balance December 5, 1996 (Inception)......      --        $  --          --       $  --        $  --        $   --
Sale of common stock, December 13, 1996...      --           --         360,000         360        3,240        --
Net loss..................................      --           --          --          --           --               (15)
                                            -----------  -----------  ---------  -----------  -----------  ------------
          BALANCE DECEMBER 31, 1996             --           --         360,000         360        3,240           (15)
Sale of common stock, October 21, 1997....      --           --         120,000         120        1,080        --
Sale of common stock, November 5, 1997....      --           --          20,000          20          180        --
Issuance of common stock for all of the
  issued and outstanding voting stock of
  Songs For The Planet, Inc., December 31,
  1997 (Note F)...........................      --           --         200,000         200        1,800        --
Services contributed by shareholder,
  reflected at fair value (Note B)........      --           --          --          --            5,000        --
Office space contributed by shareholder,
  reflected at fair value (Note B)........      --           --          --          --            2,500        --
Net loss..................................      --           --          --          --           --          (133,825)
                                            -----------  -----------  ---------  -----------  -----------  ------------
          BALANCE DECEMBER 31, 1997             --           --         700,000         700       13,800      (133,840)
Services contributed by shareholder,
  reflected at fair value (Note B)
  (unaudited).............................      --           --          --          --            5,000        --
Office space contributed by shareholder,
  reflected at fair value (Note B)
  (unaudited).............................      --           --          --          --            2,500        --
Net loss (unaudited)......................      --           --          --          --           --           (36,102)
                                            -----------  -----------  ---------  -----------  -----------  ------------
       BALANCE MAY 31, 1998(unaudited)          --        $  --         700,000   $     700    $  21,300    $ (169,942)
                                            -----------  -----------  ---------  -----------  -----------  ------------
                                            -----------  -----------  ---------  -----------  -----------  ------------


                                                TOTAL
                                            SHAREHOLDERS'
                                               EQUITY
                                              (DEFICIT)
                                            -------------
Balance December 5, 1996 (Inception)......   $   --
Sale of common stock, December 13, 1996...         3,600
Net loss..................................           (15)
                                            -------------
          BALANCE DECEMBER 31, 1996                3,585
Sale of common stock, October 21, 1997....         1,200
Sale of common stock, November 5, 1997....           200
Issuance of common stock for all of the
  issued and outstanding voting stock of
  Songs For The Planet, Inc., December 31,
  1997 (Note F)...........................         2,000
Services contributed by shareholder,
  reflected at fair value (Note B)........         5,000
Office space contributed by shareholder,
  reflected at fair value (Note B)........         2,500
Net loss..................................      (133,825)
                                            -------------
          BALANCE DECEMBER 31, 1997             (119,340)
Services contributed by shareholder,
  reflected at fair value (Note B)
  (unaudited).............................         5,000
Office space contributed by shareholder,
  reflected at fair value (Note B)
  (unaudited).............................         2,500
Net loss (unaudited)......................       (36,102)
                                            -------------
       BALANCE MAY 31, 1998(unaudited)       $  (147,942)
                                            -------------
                                            -------------



                See accompanying notes to financial statements.

                        WORLD HOUSE ENTERTAINMENT, INC.
                         (A DEVELOPMENT STAGE COMPANY)



                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                      DECEMBER 5,
                                                                                   1996 (INCEPTION)
                                           FIVE MONTHS ENDED         YEAR ENDED         THROUGH
                                                MAY 31,             DECEMBER 31,     DECEMBER 31,
                                       --------------------------       1997             1996
                                                        1997       --------------  -----------------
                                                    -------------                                       DECEMBER 5,
                                                                                                           1996
                                                     (UNAUDITED)                                        (INCEPTION)
                                          1998                                                            THROUGH
                                       -----------                                                        MAY 31,
                                                                                                           1998
                                       (UNAUDITED)                                                    ---------------
                                                                                                        (UNAUDITED)
OPERATING ACTIVITIES
  Net loss...........................   $ (36,102)    $     (43)     $ (133,825)       $     (15)        $(169,942)
  Expenses not requiring cash:
    Depreciation and amortization....       3,435            28             856           --                 4,291
    Allowance for uncollectible note
      receivable (Note B)............      --            --             100,000           --               100,000
    Services and office space
      contributed (Note B)...........       7,500        --               7,500           --                15,000
                                       -----------       ------    --------------         ------      ---------------
                                          (25,167)          (15)        (25,469)             (15)          (50,651)
  Changes in current assets and
    current liabilities:
    Indebtedness of related party....        (423)       --              --               --                  (423)
    Accounts payable and accrued
      expenses.......................      (1,077)       --              22,811           --                21,734
                                       -----------       ------    --------------         ------      ---------------
              NET CASH (USED IN)
           OPERATING ACTIVITIES           (26,667)          (15)         (2,658)             (15)          (29,340)
INVESTING ACTIVITIES
  Purchase of furniture and
    equipment........................        (964)       --             (24,588)          --               (25,552)
  Cash paid for security deposit.....      --            --                (450)          --                  (450)
  Cash paid for organizational
    matters..........................      --              (330)           (330)          --                  (330)
  Investment in related party
    promissory note (Note B).........      --            --            (100,000)          --              (100,000)
                                       -----------       ------    --------------         ------      ---------------
              NET CASH (USED IN)
            INVESTING ACTIVITIES             (964)         (330)       (125,368)          --              (126,332)
FINANCING ACTIVITIES
  Sale of common stock...............      --            --               3,400            3,600             7,000
  Offering costs incurred............      (4,336)       --              --               --                (4,336)
  Proceeds from the issuance of
    demand promissory notes (Notes
    B&D).............................      26,250        --             128,750           --               155,000
                                       -----------       ------    --------------         ------      ---------------
          NET CASH PROVIDED BY
           FINANCING ACTIVITIES            21,914        --             132,150            3,600           157,664
NET INCREASE IN CASH AND CASH
  EQUIVALENTS........................      (5,717)         (345)          4,124            3,585             1,992
  Cash and cash equivalents,
    beginning of period..............       7,709         3,585           3,585           --                --
                                       -----------       ------    --------------         ------      ---------------
CASH AND CASH EQUIVALENTS AT END OF
  PERIOD.............................   $   1,992     $   3,240      $    7,709        $   3,585         $   1,992
                                       -----------       ------    --------------         ------      ---------------
                                       -----------       ------    --------------         ------      ---------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid for interest.............   $  --         $  --          $   --            $  --             $  --
  Cash paid for income taxes.........   $  --         $  --          $   --            $  --             $  --
NONCASH INVESTING ACTIVITIES:
  On December 31, 1997, WHE issued 200,000 shares of its common stock in exchange for all of the outstanding common stock of SFPI. See Note F.
  The Company has not recorded $4,166 at May 31, 1998 (unaudited) and $2,174 at December 31, 1997 of accrued interest on a note receivable. See Note B.



                See accompanying notes to financial statements.

                        WORLD HOUSE ENTERTAINMENT, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                  MAY 31, 1998


NOTE A: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION: World House Entertainment, Inc. and subsidiary (the "Company") is a development stage company engaged in promoting and administering copyright royalties in the recorded music industry. Upon completion of development activities, the Company plans to establish a consulting practice specializing in intellectual property rights and licensing agreements and to provide administrative services to prospective clients who hold musical copyrights. Since inception, the Company has been primarily engaged in product development.


    In the course of its development activities, the Company has sustained continuing operating losses and expects such losses to continue for the foreseeable future. In addition, at May 31, 1998 the Company has a limited supply of cash available with which to commence operations. The Company plans to continue to finance its development with a combination of common stock sales and debt financings and beginning in 1998, through consulting fees and commission income. The Company's ability to continue as a going concern is dependent on successful completion of additional financings and ultimately, upon achieving profitable operations.



    PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of World House Entertainment, Inc. (WHEI) and its wholly owned subsidiary, Songs for the Planet, Inc. (SFPI). A principal shareholder in WHEI is also a blood relative of the sole shareholder of SFPI, prior to the merger. Because the two companies were affiliated, by virtue of common control since inception, their financial statements have been consolidated for all periods presented. All intercompany transactions have been eliminated.



    USE OF ESTIMATES: The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.


    CASH EQUIVALENTS: For the purpose of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

    PROPERTY AND EQUIPMENT AND DEPRECIATION: Property and equipment are stated at cost and depreciated using the straight-line method over their useful lives.

    ORGANIZATION COSTS AND AMORTIZATION: Organization costs are recorded at cost. Amortization is calculated by the straight-line method over a period of sixty months.

    INCOME TAXES: Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the recorded book basis and tax basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income and tax credits that are available to offset future federal income taxes.

    EARNINGS (LOSS) PER SHARE: In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards 128 (SFAS
128), "Earnings Per Share". SFAS 128 specifies

                        WORLD HOUSE ENTERTAINMENT, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                                  MAY 31, 1998


NOTE A: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) the computation, presentation, and disclosure requirements of earnings per share and supersedes Accounting Principles Board Opinion 15, "Earnings Per Share". SFAS 128 requires a dual presentation of basic and diluted earnings per share. Basic earnings per share, which excludes the impact of common stock equivalents, replaces primary earnings per share. Diluted earnings per share, which utilizes the average market price per share as opposed to the greater of the average market price per share or ending market price per share when applying the treasury stock method in determining common stock equivalents, replaces fully-diluted earnings per share. SFAS 128 is effective for the Company in 1997 however, the Company has a simple capital structure for the periods presented and, therefore, there is no affect on the earnings per share presented due to the Company's adoption of SFAS 128.


    The loss per share has been computed on the basis of the weighted average number of shares outstanding during the period, according to the rules of the Securities and Exchange Commission. Such rules require that any shares sold at a nominal value prior to a public offering, should be considered outstanding for all periods presented.


NOTE B: RELATED PARTY TRANSACTIONS


    During the five months ended May 31, 1998, certain shareholders of the Company provided temporary financing to the Company in the amount of $32,750 (unaudited) (See Note D). The temporary financing is expected to be repaid with the proceeds of an initial public offering, planned for in 1998. In addition, a note payable to shareholder totaling $6,250 (unaudited) was extinguished.



    During the period from October 2 through October 15, 1997, certain shareholders of the Company provided temporary financing to the Company in the amount of $128,750 (See Note D). The temporary financing is expected to be repaid with the proceeds of an initial public offering, planned for in 1998.



    During the period from October 2 through October 15, 1997, the Company loaned a total of $100,000 to an affiliate pursuant to the terms of an unsecured promissory note. The business purpose of this transaction was to provide the affiliate with cash sufficient to purchase an assignment of right, title and interest in certain published musical copyrights. Management to reflect the note at its estimated net realizable value in the accompanying financial statements established an allowance for uncollectible note receivable of $100,000. In addition, no interest income has been accrued on the note.



    Compensation expense has been reflected for the fair value of services provided, without renumeration, by certain shareholders of the Company. A corresponding credit to additional paid-in capital has also been made. The accompanying statements of operation reflect $5,000 (unaudited) for the five months ended May 31, 1998 and $5,000 for the year ended December 31, 1997.



    The Company has used office space provided by certain shareholders, on a rent-free basis. The accompanying statements of operations reflect the fair value of the office space; $2,500 (unaudited) for the five months ended May 31, 1998 and $2,500 for the year ended December 31, 1997.

                        WORLD HOUSE ENTERTAINMENT, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                                  MAY 31, 1998


NOTE C: PROPERTY AND EQUIPMENT


    Property and equipment, as of May 31, 1998, December 31, 1997 and December 31, 1996, respectively consisted of the following:



                                                                               1997       1996
                                                                   1998      ---------  ---------
                                                                -----------
                                                                (UNAUDITED)
Furniture.....................................................   $     771   $     771  $  --
Office equipment..............................................       5,975       5,401     --
Studio equipment..............................................      18,807      18,416     --
                                                                -----------  ---------  ---------
                                                                    25,553      24,588     --
Less: accumulated depreciation................................      (4,197)       (790)    --
                                                                -----------  ---------  ---------
                                                                 $  21,356   $  23,798  $  --
                                                                -----------  ---------  ---------
                                                                -----------  ---------  ---------



    Depreciation expense for the five months ended May 31, 1998, the year ended December 31, 1997 and for the period from December 6, 1996 through December 31, 1997 was $3,407, $790 and $-0-, respectively.



NOTE D: NOTES PAYABLE



    Note payable consisted of bridge financing to be extinguished upon closing of the Company's common stock offering.



    The Company is indebted to an entity in the amount of $13,750 (unaudited) as of May 31, 1998. The note is due on demand, at 10 percent interest. Notes payable outstanding to this entity was $-0- and $-0- at December 31, 1997 and 1996.



    Notes payable to related parties, all due on demand, at 10 percent interest to related parties consisted of the following at May 31, 1998, December 31, 1997 and 1996, respectively:



                                                                               1997       1996
                                                                  1998      ----------  ---------
                                                               -----------
                                                               (UNAUDITED)
Note payable to affiliate....................................   $  37,500   $   37,500  $  --
Note payable to affiliate....................................      25,000       25,000     --
Note payable to affiliate....................................       7,500       --         --
Note payable to affiliate....................................       5,000       --         --
Note payable to affiliate....................................       6,250       --         --
Note payable to affiliate....................................      12,500       12,500     --
Note payable to affiliate....................................      37,500       37,500     --
Note payable to affiliate....................................      10,000       10,000     --
Note payable to affiliate....................................      --            6,250     --
                                                               -----------  ----------  ---------
                                                                $ 141,250   $  128,750  $  --
                                                               -----------  ----------  ---------
                                                               -----------  ----------  ---------

                        WORLD HOUSE ENTERTAINMENT, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                                  MAY 31, 1998


NOTE E: INCOME TAXES

    A reconciliation of the U.S. statutory federal income tax rate to the effective tax rate follows for the year ended December 31, 1997:


                                                                           1997          1996
                                                            1998       ------------  ------------
                                                       --------------
                                                        (UNAUDITED)
U.S. federal statutory graduated rate................       15.00 %        15.00 %       15.00 %
State income tax rate, net of federal benefit........        5.10 %         5.10 %        5.10 %
Allowance for receivables............................          -- %       (15.02)%          -- %
Other................................................       (4.18)%        (1.13)%          -- %
Net operating loss for which no tax benefit is
  currently available................................      (15.92)%        (3.95)%      (20.10)%
                                                           ------         ------        ------
                                                               -- %           -- %          -- %
                                                           ------         ------        ------
                                                           ------         ------        ------



    The benefit for income taxes from operations consisted of the following components: current tax benefit of $3,712 resulting from a net loss before income taxes, and deferred tax expense of $3,712 resulting from the valuation allowance recorded against the deferred tax asset resulting from net operating losses. The change in the valuation allowance from December 31, 1996 through December 31, 1997 was $3,712. The net operating loss carryforwards for 1997 will expire in 2012.


    The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the asset will be realized. At that time, the allowance will either be increased or reduced; reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax asset is no longer impaired and the allowance is no longer required.

NOTE F: SHAREHOLDERS' EQUITY

    PREFERRED STOCK

    The Company is authorized to issue five million shares of $.001 par value preferred stock which may be issued in series, with such designations, preferences, stated values, rights, qualifications or limitations as determined by the Board of Directors.

    AGREEMENT TO ACQUIRE SHARES

    Effective December 31, 1997, WHEI entered into an agreement with the sole shareholder of SFPI to acquire all of the issued and outstanding common stock of SFPI in exchange for 200,000 shares of WHEI's $.001 par value common stock. The purchase price was valued at the fair value of WHEI's common stock, $2,000. For financial accounting purposes, the transaction was accounted for as a transfer of assets between companies under common control and has been recorded at historical cost in the separate financial statements of each entity. The excess of $69,058 of the purchase price over historical cost was recorded as a reduction of equity in the unconsolidated separate financial statements of WHEI.

                        WORLD HOUSE ENTERTAINMENT, INC.
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                                  MAY 31, 1998


NOTE G: COMMITMENTS


    The Company has entered into a vehicle lease, which is classified as an operating lease. The lease expires in August 2000, at which time the Company may elect to purchase the vehicle at fair market value as determined by the lessor. Rent expense for the five months ended May 31, 1998 and the year ended December 31, 1997 was $2,622 (unaudited) $1,748, respectively. Future minimum lease payments are $5,243, $5,243 and $3,495 for 1998, 1999, and 2000, respectively.



NOTE H: UNAUDITED INTERIM FINANCIAL DATA



    The interim financial data presented herein has been prepared by the Company in accordance with the accounting policies included in the accompanying financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to provide a fair presentation of operating results for the interim periods presented have been made.



    Interim financial data presented herein is unaudited.

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
PROSPECTUS SUMMARY........................................................    3

USE OF PROCEEDS...........................................................    8

DIVIDEND POLICY...........................................................    8

DILUTION..................................................................    9

MANAGEMENT'S PLAN OF OPERATION............................................   10

BUSINESS..................................................................   15

MANAGEMENT................................................................   24

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............   25

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................   26

DESCRIPTION OF CAPITAL STOCK..............................................   27

TERMS OF THE OFFERING.....................................................   31

SHARES ELIGIBLE FOR FUTURE SALE...........................................   32

INTEREST OF NAMED EXPERT AND COUNSEL......................................   32

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS................................  F-1


                                 80,000 SHARES

                        WORLD HOUSE ENTERTAINMENT, INC.

                                  COMMON STOCK
                          (PAR VALUE $0.001 PER SHARE)

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

                                    PART II.
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 5 of Chapter 208 of the Laws of 1997 of the State of Nevada permits indemnification by a corporation of certain officers, directors, employees and agents. Consistent therewith, Article XIII of the Registrant's Amended and Restated Articles of Incorporation provides that the Registrant shall have the power to indemnify a director or officer of the Registrant or a person who is or was serving at the request of the Registrant as director, trustee, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, who was or is made (or threatened to be made) a party to a civil, criminal, administrative or investigative proceeding (an "indemnified person").
Article XIII also provides that expenses incurred by an indemnified person will be paid in advance by the Registrant upon delivery of an undertaking, by or on behalf of the indemnified person, to repay all amounts so advanced if it shall ultimately be determined by final adjudication that the indemnified person is not entitled to be indemnified for such expenses.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following represents the Registrant's estimate of expenses in connection with the issuance and distribution of the securities being registered hereunder. Except for the SEC registration fee, all amounts are estimates.

                                                                                      ESTIMATED
                                  TYPE OF EXPENSE                                      AMOUNT
-----------------------------------------------------------------------------------  -----------
Securities and Exchange Commission Registration Fee................................   $      59
Transfer Agent Fees and Expenses...................................................       1,000
Legal Fees and Expenses............................................................      12,500
Accounting Fees and Expenses.......................................................       4,000
Printing and Engraving Expenses....................................................       5,000
Miscellaneous......................................................................       1,000
                                                                                     -----------
                                                                                     -----------
  Total............................................................................   $  23,559
                                                                                     -----------
                                                                                     -----------

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

    In reliance upon Section 4(2) of the Securities Act of 1933 (the "Securities Act"), the Company accepted subscription agreements, dated as of December 9, 1996, from Owen & Associates, Inc. Profit Sharing Plan, Peterson & Sons Holding Company, Melissa K. Meyer, Brenda M. Hall and David N. Nemelka, representing in the aggregate 500,000 shares of common stock. David N. Nemelka subsequently transferred his shares in the Company to Brenda M. Hall without consideration. Owen & Associates, Inc. Profit Sharing Plan subsequently sold its shares to Peterson & Sons Holding Company.

    Pursuant to an exchange agreement dated as of December 31, 1997, the Company, in reliance upon Section 4(2) of the Securities Act, issued 200,000 shares of its common stock to Elizabeth Ann Peters in exchange for all of the issued and outstanding shares of common stock of Songs for the Planet.


    There were no offerees other than the foregoing investors. Each of the offerees in these transactions were given complete and unfettered access to the Company's books and records. The Company further determined that each offeree had knowledge and experience in financial and business matters that he, she or it was capable of evaluating the merits and risks of the investment.

ITEM 27.  EXHIBITS


EXHIBIT
NUMBER DESCRIPTION
------ --------------------------------------------------------------------------
  3.01 Amended and Restated Articles of Incorporation of Company*

  3.02 Amended and Restated Bylaws of Company*

  4.01 Form of Common Stock Certificate**

  4.02 Form of subscription agreement**

  5.01 Form of Opinion re legality

 10.01 Exchange Agreement, dated as of December 31,1997, by and between the Company and Elizabeth Ann Peters*

 10.02 Administration Agreement, dated October 20, 1997, by and between Songs for the Planet and Truthworks Music

 10.03 Administration Agreement, dated February 1, 1998, by and between Songs for the Planet and Tourmaline Music, Inc.

 10.04 Administration Agreement, dated February 1, 1998, by and between Songs for the Planet and LITA Music

 10.05 Administration Agreement, dated February 1, 1998, by and between Songs for the Planet and Justin Peters Music**

 10.06 Administration Agreement, dated October 20, 1997, by and between Songs for the Planet and Platinum Planet Music, Inc.

 10.07 Promissory Note, dated October 2, 1997, issued by Platinum Planet Music,
         Inc. to Songs for the Planet in the principal amount of $100,000

 10.08 Promissory Note, dated Octrober 2, 1997, issued by Songs for the Planet to
         Owen & Associates, Inc. Profit Sharing Plan in the principal amount of
         $12,500

 10.09 Promissory Note, dated October 2, 1997, issued by Songs for the Planet to
         Peterson & Sons Holding Company in the principal amount of $37,500

 10.10 Promissory Note, dated October 9, 1997, issued by Songs for the Planet to
         Dassity, Inc. in the principal amount of $37,500

 10.11 Promissory Note, dated October 14, 1997, issued by Songs for the Planet to
         Owen & Associates, Inc. Profit Sharing Plan in the principal amount of
         $25,000

 10.12 Promissory Note, dated November 11, 1997, issued by Songs for the Planet to Owen Enterprises, L.L.C. in the principal amount of $10,000

 10.13 Promissory Note, dated January 16, 1998, issued by Songs for the Planet to
         Owen & Associates, Inc. Profit Sharing Plan in the principal amount of
         $5,000**

 10.14 Promissory Note, dated February 3, 1998, issued by Songs for the Planet to
         Owen & Associates, Inc. Profit Sharing Plan in the principal amount of
         $1,250**

 10.15 Promissory Note, dated February 9, 1998, issued by Songs for the Planet to
         R-Odyssey Ventures, Inc. in the principal amount of $13,750**

 10.16 Promissory Note, dated February 24, 1998, issued by Songs for the Planet to Owen Enterprises, LLC in the principal amount of $7,500**

 10.17 Promissory Note, dated March 9, 1998, issued by World House Entertainment,
         Inc. to Owen & Associates IBC, LLC in the principal amount of $5,000**

EXHIBIT
NUMBER DESCRIPTION
------ --------------------------------------------------------------------------
 21.01 Subsidiaries of the Company

 23.01 Consent of Erickson & Sederstrom, P.C. (included in Exhibit 5.01)

 23.02 Consent of Cordovano and Harvey, P.C.

 27.01 Financial Data Schedule


------------------------


*   Previously filed.



**  To be filed by amendment.


ITEM 28.  UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


        (3) For the purposes of Rule 415 under the Securities Act of 1933, the Registrant shall



           i. during any period in which it offers or sells securities, file a post-effective amendment to this registration statement to:



               (1) include any prospectus required by Section 10(a)(3) of the Securities Act;



               (2) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and,



               (3) include any additional or changed material information on the plan of distribution;



           ii. for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and,



           iii. file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Nashville, state of Tennessee, on July 17, 1998.


                                WORLD HOUSE ENTERTAINMENT, INC.

                                By:           /s/ ELIZABETH ANN PETERS
                                     -----------------------------------------
                                          Elizabeth Ann Peters, President
                                           (PRINCIPAL EXECUTIVE OFFICER)

    In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

                                President and Director
   /s/ ELIZABETH ANN PETERS       (Principal Executive
------------------------------    Officer and Principal        July 17, 1998
     Elizabeth Ann Peters         Financial and Accounting
                                  Officer)

  /s/ BENJAMIN JUSTIN PETERS
------------------------------  Chairman of the Board and   July 17, 1998
    Benjamin Justin Peters        Secretary

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                                DESCRIPTION
------ --------------------------------------------------------------------------
  3.01 Amended and Restated Articles of Incorporation of Company*

  3.02 Amended and Restated Bylaws of Company*

  4.01 Form of Common Stock Certificate

  4.02 Form of subscription agreement**

  5.01 Form of Opinion re legality

 10.01 Exchange Agreement, dated as of December 31,1997, by and between the Company and Elizabeth Ann Peters*

 10.02 Administration Agreement, dated October 20, 1997, by and between Songs for the Planet and Truthworks Music

 10.03 Administration Agreement, dated February 1, 1998, by and between Songs for the Planet and Tourmaline Music, Inc.

 10.04 Administration Agreement, dated February 1, 1998, by and between Songs for the Planet and LITA Music

 10.05 Administration Agreement, dated February 1, 1998, by and between Songs for the Planet and Justin Peters Music**

 10.06 Administration Agreement, dated October 20, 1997, by and between Songs for the Planet and Platinum Planet Music, Inc.

 10.07 Promissory Note, dated October 2, 1997, issued by Platinum Planet Music,
         Inc. to Songs for the Planet in the principal amount of $100,000

 10.08 Promissory Note, dated Octrober 2, 1997, issued by Songs for the Planet to
         Owen & Associates, Inc. Profit Sharing Plan in the principal amount of
         $12,500

 10.09 Promissory Note, dated October 2, 1997, issued by Songs for the Planet to
         Peterson & Sons Holding Company in the principal amount of $37,500

 10.10 Promissory Note, dated October 9, 1997, issued by Songs for the Planet to
         Dassity, Inc. in the principal amount of $37,500

 10.11 Promissory Note, dated October 14, 1997, issued by Songs for the Planet to
         Owen & Associates, Inc. Profit Sharing Plan in the principal amount of
         $25,000

 10.12 Promissory Note, dated November 11, 1997, issued by Songs for the Planet to Owen Enterprises, L.L.C. in the principal amount of $10,000

 10.13 Promissory Note, dated January 16, 1998, issued by Songs for the Planet to
         Owen & Associates, Inc. Profit Sharing Plan in the principal amount of
         $5,000**

 10.14 Promissory Note, dated February 3, 1998, issued by Songs for the Planet to
         Owen & Associates, Inc. Profit Sharing Plan in the principal amount of
         $1,250**

 10.15 Promissory Note, dated February 9, 1998, issued by Songs for the Planet to
         R-Odyssey Ventures, Inc. in the principal amount of $13,750**

 10.16 Promissory Note, dated February 24, 1998, issued by Songs for the Planet to Owen Enterprises, LLC in the principal amount of $7,500**

 10.17 Promissory Note, dated March 9, 1998, issued by World House Entertainment,
         Inc. to Owen & Associates IBC, LLC in the principal amount of $5,000**

EXHIBIT
NUMBER                                DESCRIPTION
------ --------------------------------------------------------------------------
 21.01 Subsidiaries of the Company

 23.01 Consent of Erickson & Sederstrom, P.C. (included in Exhibit 5.01)

 23.02 Consent of Cordovano and Harvey, P.C.

 27.01 Financial Data Schedule*


------------------------


 *  Previously filed.



**  To be filed by amendment.